Exhibit 10.29

        WINDSOR CORPORATE PARK

LEASE AGREEMENT

between

WINDSOR LIMITED PARTNERSHIP OF NJ,

Landlord,

and

EPOCRATES, INC.,

Tenant,

for Leased Premises in

Windsor Corporate Park
East Windsor, New Jersey

June 9, 2006

i

EXHIBITS:	A—Leased Premises
B—Confirmation Of Commencement Date And Expiration Date
C—Rules and Regulations
D—Standard Work
E—Plans and Specifications
SCHEDULES:	3.4 Early Termination Fee Calculation

        THIS LEASE AGREEMENT ("Lease") dated as of June 9, 2006, between WINDSOR LIMITED PARTNERSHIP OF NJ, a New Jersey limited partnership, with offices at 10 Campus Boulevard, Newtown Square, Pennsylvania 19073 ("Landlord"), and EPOCRATES, INC., a California corporation, with its principal office at 1800 Gateway Drive, Suite 300, San Mateo, California 94404 ("Tenant"). Landlord and Tenant hereby agree as follows:

1. BASIC DEFINITIONS

        As used in this Lease, the following terms shall have the following meanings:

Leased Premises:	Approximately 3,667 square feet in Building 400, as outlined in Exhibit "A" hereto.
Building:	Building 400, being part of a complex of buildings and property known as "Windsor Corporate Park" (the "Property").
Commencement Date:	August 1, 2006, subject to Article 3.
Rent Commencement Date:	October 1, 2006..
Expiration Date:	September 30, 2011, subject to Article 3.
Rentable Area:	The Rentable Area of the Leased Premises is approximately 3,667 square feet, and the Rentable Area of Building 400 is 58,081 square feet, subject to Article 33.
Tenant's Share of Taxes:	1.28%, subject to Articles 4 and 33.
Tenant's Share of Operating Expenses:	6.31%, subject to Articles 4 and 33.

Base Rent:

Period	Rate	Annual Base Rent	Monthly Base Rent
October 1, 2006 - September 30, 2007	$26.00 / s.f.	$95,342.00	$7,945.17
October 1, 2007 - September 30, 2008	$26.50 / s.f.	$97,175.50	$8,097.96
October 1, 2008 - September 30, 2009	$27.00 / s.f.	$99,009.00	$8,250.75
October 1, 2009 - September 30, 2010	$27.50 / s.f.	$100,842.50	$8,403.54
October 1, 2010 - September 30, 2011	$28.00 / s.f.	$102,676.00	$8,556.33

Base Year for Taxes.	2007 calendar year
Base Year for Operating Expenses.	2006 calendar year
Permitted Use:	Executive and administrative offices, subject to Article 7.
Security Deposit:	Twenty-Four Thousand Dollars and Zero Cents ($24,000.00), which shall be subject to Article 16.
Broker:	GVA Williams/Buschman Partners and Triad Properties LLC.
Guarantor:	None

Landlord's Notice Address (subject to Article 25):

  Windsor Limited Partnership of NJ
  c/o GMH Capital Partners Asset Services, LP
  10 Campus Boulevard
  Newtown Square, PA 19073
  Attention: Chief Financial Officer
  Fax: (610) 355-8001

  with a required copy to:

  Cozen O'Connor
  1900 Market Street
  Philadelphia, PA 19103
  Attention: James I. Kennedy, Esquire
  Fax: (215) 701-2265

Tenant's Notice Address (subject to Article 25):

  Until the Commencement Date:

  Epocrates, Inc.
  1800 Gateway Drive, Suite 300
  San Mateo, CA 94404
  Attention: Mr. John Owens

  On and After the Commencement Date:

  Epocrates, Inc.
  1800 Gateway Drive, Suite 300
  San Mateo, CA 94404
  Attention: Mr. John Owens

2. LEASED PREMISES

        Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises subject to the provisions herein contained.

3. TERM

        3.1    Term.    (A)    The term ("Term") of this Lease shall commence on the Commencement Date and end on the Expiration Date, unless sooner terminated as provided herein. Promptly following the Commencement Date, Landlord and Tenant shall execute a confirmation of the Commencement Date, the Expiration Date and other matters in substantially the form of Exhibit "B" hereto. The Commencement Date shall be advanced, but no sooner than thirty (30) days prior to the Substantial Completion Date, to such earlier date as: (i) Landlord's Work (as hereinafter defined) is Substantially Complete (as hereinafter defined), and Landlord delivers possession thereof to Tenant after prior notice, or (ii) Tenant, with Landlord's consent, otherwise commences occupying the Leased Premises. During any period that Tenant shall be permitted to enter the Leased Premises prior to the Commencement Date other than to occupy the same, Tenant shall comply with all terms and provisions of this Lease, except those provisions requiring the payment of Base Rent. Any such access shall be subject to the terms and conditions of this Lease and Landlord shall not be responsible or liable to Tenant, its agents, servants, employees, licensees or contractors for any loss or damage to the property of any such party occurring prior to or subsequent to the Commencement Date. If the Commencement Date is advanced, the Expiration Date set forth in Article 1 shall not be changed.

          (B)  Provided that there exists no Default on the part of Tenant under this Lease at the time of the exercise of the Renewal Option (as defined below) and this Lease is in full force and effect and Tenant is in full occupancy of this Leased Premises, Tenant shall have the option (the "Renewal Option") to extend the Term for one (1) five (5) year period (the "Renewal Term") with said Renewal Term beginning on the day immediately following the expiration date of the then current Term, on all of the same terms and conditions applicable to the initial Term set forth in this Lease, except that Base Rent during the Renewal Term shall be as specified in Section 4.1 below. If Tenant fails to give Landlord written notice of Tenant's election to exercise the Renewal Option at least nine (9) months prior to expiration of the then current Term, the Renewal Option shall automatically terminate and be of no further force and effect, it being understood that TIME IS OF THE ESSENCE with respect to the exercise of the Renewal Option. Notwithstanding anything contained in this Lease to the contrary, the rights granted to Tenant under this Section 3.1(B) are intended to be personal to Epocrates.

        3.2    Delays.    (A)    The Commencement Date shall be postponed for the period Tenant is unable to occupy the Leased Premises because Landlord is delayed in: (i) substantially completing any Landlord's Work, or (ii) delivering possession of the Leased Premises for any other reason, including holding over by prior occupants, except to the extent that Tenant, its contractors, agents or employees in any way contribute to any such failure. Any such delay in the Commencement Date shall not subject Landlord to liability for loss or damage resulting therefrom, Tenant's sole recourse being the postponement of Rent. If the Commencement Date is postponed as described in this Section, the Expiration Date set forth in Article 1 shall be extended to the last day of the month during which such period of delay occurs.

          (B)  The Commencement Date shall not be postponed by reason of any: (i) delay caused by the failure of Tenant to deliver Tenant's Drawings as specified in Article 5, (ii) delay caused by Tenant's failure to comply with the specific time periods established in this Lease; (iii) delay resulting from any change order regarding Landlord's Work requested by Tenant; or (iv) delay caused by Tenant interfering in any way with the progress of Landlord's Work.

        3.3    Quiet Enjoyment.    Landlord agrees that if Tenant timely pays the Rent and performs the terms and provisions hereunder, Tenant shall hold the Leased Premises during the Term, free of lawful claims by any party acting by or through Landlord, subject to all other terms and provisions of this Lease.

        3.4    Early Termination.    Provided that there exists no Default on the part of Tenant under this Lease at the time of the exercise of the Early Termination Option (as defined below) and this Lease is in full force and effect and Tenant is in full occupancy of the Leased Premises, Tenant shall have the option (the "Early Termination Option") to terminate this Lease at the end of the thirty-sixth (36th) month following the Commencement Date (the "Early Termination Date") by providing Landlord written notice of Tenant's election to exercise the Early Termination Option at least six (6) months prior to the Early Termination Date. Together with Tenant's written notice of the exercise of the Early Termination Option, Tenant shall pay to Landlord the amount set forth on Schedule 3.4 attached hereto.

4. RENT

        4.1    Base Rent.    (A)    Tenant shall pay Landlord monthly Base Rent in advance on or before the first day of each calendar month during the Term, except that Tenant shall pay Base Rent for the first full calendar month for which Base Rent shall be due (and any initial partial month) when Tenant executes this Lease.

          (B)  Base Rent during the Renewal Term shall be equal to ninety-five percent (95%) of the then current Prevailing Market Rental (as defined below); provided, the Base Rent for the

  Renewal Term in no event will be less than the Base Rent in effect under the Lease for the Lease Year immediately preceding the Renewal Term. The term "Prevailing Market Rental" for the Leased Premises shall mean the net annual basic rental that landlord could obtain for the Renewal Term from an existing Tenant at the Property desiring to renew their Lease or lease the Leased Premises for such Renewal Term for the use permitted by this Lease, with operating and other expenses payable by the tenant as provided in this Lease Prevailing Market Rental shall be determined in the manner described below.

          (C)  If Tenant timely exercises the Renewal Option, Landlord shall send to Tenant, within ninety (90) days following Landlord's receipt of Tenant's notice exercising such Renewal Option, a notice setting forth Landlord's designation of the Prevailing Market Rental for the Leased Premises for the Renewal Term (the "Prevailing Market Rental Notice"). Tenant has fifteen (15) days from the receipt of the Prevailing Market Rental Notice in which to (i) accept (in which event no notice from Tenant is required) such Prevailing Market Rental, (ii) reject the Prevailing Market Rental and withdraw its Renewal Option in writing, or (iii) disagree with the Prevailing Market Rental in writing. Within thirty (30) days following Landlord's receipt of Tenant's rejection of the Prevailing Market Rental under the foregoing clause (iii), Landlord and Tenant shall commence negotiations to reach a mutually acceptable determination of the Prevailing Market Rental. If, at the end of such thirty (30) day period, Landlord and Tenant have not agreed upon a mutually acceptable Prevailing Market Rental, then by the close of business on the fifth (5th) Business Day following the end of such thirty (30) day period each of Landlord and Tenant will submit to the other its final proposed Prevailing Market Rental. If either party fails to timely submit its final proposed Prevailing Market Rental to the other as required above, then the Prevailing Market Rental shall be deemed to be that submitted by the party who has so timely acted.

          (D)  Within ten (10) Business Days after the last of Landlord's or Tenant's proposed Prevailing Market Rental is submitted, each of Landlord and Tenant will appoint a person who is a licensed New Jersey real estate broker or an appraiser who is a member of the Appraisal Institute with not less than five (5) years' experience in the area in which the Leased Premises is located (each, an "Arbitrator"). The two (2) Arbitrators so appointed shall appoint an impartial third Arbitrator, similarly qualified, who has no business relationship with either Landlord or Tenant, within ten (10) days after the appointment of the last appointed Arbitrator, and shall notify the parties of the identity of such third Arbitrator. If the two (2) Arbitrators are unable to agree upon a third Arbitrator, either Landlord or Tenant may, upon not less than five (5) days' written notice to the other party, apply to the American Arbitration Association for appointment of a third similarly qualified Arbitrator. The three (3) Arbitrators are referred to in this Lease as the "Arbitration Panel." Within thirty (30) days after the appointment of the third Arbitrator, each of the Arbitrators shall conduct his or her independent appraisal of the Prevailing Market Rental (as defined in this Lease) according to the provisions of the Uniform Standard of Appraisal Practices. None of the Arbitrators shall consult with either of the other Arbitrators in connection therewith, nor shall any of the Arbitrators be given a final or draft copy of the appraisal report prepared by either of the other Arbitrators until the appraisal reports of each of the Arbitrators have been submitted to Landlord and Tenant as hereinafter set forth. Within thirty (30) days after the appointment of the third Arbitrator, the Arbitrators shall together deliver to Landlord and Tenant their respective reports and the Prevailing Market Rental shall be determined as follows:

              (i)  if all three (3) of the appraisal reports prepared and delivered as set forth above contain identical conclusions as to the Prevailing Market Rental, then the Prevailing Market Rental shall be deemed to be the amount so concluded in such appraisal reports;

             (ii)  if two (2) of the appraisal reports prepared and delivered as set forth above contain identical conclusions as to the Prevailing Market Rental, then the Prevailing Market Rental shall be deemed to be the amount so concluded in such appraisal reports, and the conclusion of the other Arbitrator shall be completely disregarded; and

            (iii)  if each of the appraisal reports prepared and delivered as set forth above contain different conclusions as to the Prevailing Market Rental, then the Prevailing Market Rental shall be determined as follows:

              (1)   if the difference between the highest Prevailing Market Rental so concluded and the second highest Prevailing Market Rental so concluded shall be equal to the difference between the second highest Prevailing Market Rental so concluded and the lowest Prevailing Market Rental so concluded, then the Prevailing Market Rental shall be deemed to be such second highest Prevailing Market Rental so concluded;

              (2)   if the difference between the highest Prevailing Market Rental so concluded and the second highest Prevailing Market Rental so concluded shall be greater than the difference between the second highest Prevailing Market Rental so concluded and the lowest Prevailing Market Rental so concluded, then the Prevailing Market Rental shall be deemed to be the arithmetic average of the second highest Prevailing Market Rental so concluded and the lowest Prevailing Market Rental so concluded, and the highest Prevailing Market Rental so concluded shall be completely disregarded; and

              (3)   if the difference between the highest Prevailing Market Rental so concluded and the second highest Prevailing Market Rental so concluded shall be less than the difference between the second highest Prevailing Market Rental so concluded and the lowest Prevailing Market Rental so concluded, then the Prevailing Market Rental shall be deemed to be the arithmetic average of the highest Prevailing Market Rental so concluded and the second highest Prevailing Market Rental so concluded, and the lowest Prevailing Market Rental so concluded shall be completely disregarded.

        The determination of the Prevailing Market Rental in the manner set forth in this Paragraph D shall be final and binding on Landlord and Tenant and their respective legal representatives, successors and assigns. In the event of the failure, refusal or inability of an Arbitrator to act, a successor shall be appointed in the same manner as the original Arbitrator. Each party shall pay any cost of the Arbitrator selected by such party and one-half (1/2) of the cost of the third Arbitrator so selected plus one-half (1/2) of any other reasonable costs incurred in resolving the disagreement regarding the Prevailing Market Rental.

          (E)  If Landlord and Tenant reach agreement regarding the Prevailing Market Rental, or if the Arbitration Panel determines the Prevailing Market Rental, then the parties shall execute an amendment to this Lease confirming the terms and conditions applicable to the Renewal Term, including the newly extended expiration date of this Lease. If the Prevailing Market Rental shall have been determined by the Arbitration Panel as set forth above, Tenant shall have fifteen (15) days in which to decide to proceed with the renewal of this Lease at such Prevailing Market Rental or to withdraw its exercise of the Renewal Option whereupon this Lease shall terminate at the Expiration Date without regard to such withdrawn Renewal Option election; provided that, in the event Tenant exercises its right to withdraw its Renewal Option election, Tenant shall pay all actual third party costs of Landlord, including, but not limited to, Landlord's reasonable attorneys' fees incurred in connection with such arbitration.

        4.2    Additional Rent.    Tenant shall pay Landlord, as Additional Rent, an amount equal to Tenant's Share of (i) Taxes in excess of Taxes for the Base Year, and (ii) Expenses in excess of the amount of Expenses for the Base Year, as follows:

          (a)   Landlord shall, from time to time after the Base Year, reasonably estimate the amounts Tenant shall owe for Taxes and Expenses for full or partial calendar years of the Term (i.e., the

  "Estimated Additional Rent"). Following Landlord's estimate thereof, Tenant shall pay Estimated Additional Rent monthly, together with Tenant's payment of Base Rent, as below provided.

          (b)   After the end of each calendar year, Landlord shall provide a statement ("Operating Statement") to Tenant showing, in reasonable detail: (i) the amount of Taxes and Expenses for such calendar year, (ii) any payments of Estimated Additional Rent by Tenant during such calendar year, and (iii) any revision of the amount of Estimated Additional Rent for the then current calendar year.

          (c)   If an Operating Statement shows that Tenant's actual Estimated Additional Rent payments were less than Tenant's actual obligations for Tenant's Share of Taxes and Expenses for the applicable year, then Tenant shall pay the shortfall within thirty (30) days after Tenant's receipt of the Operating Statement.

          (d)   If an Operating Statement shows an increase in the amount of Estimated Additional Rent for the current calendar year, Tenant shall: (i) pay the difference between the new and former estimates for the period from the date of the last adjustment of Estimated Additional Rent through the month in which the Operating Statement is dated, which payment shall be made within thirty (30) days after Tenant's receipt of the Operating Statement, and (ii) thereafter pay the new Estimated Additional Rent amount until any subsequent adjustment thereof.

          (e)   If an Operating Statement shows that Tenant's payments of Estimated Additional Rent exceeded Tenant's actual obligations for Taxes and Expenses, Landlord shall credit the excess against payment of Estimated Additional Rent next due. If the Term shall have expired and no further Rent shall be due, Landlord shall provide a refund or a credit against unpaid Base Rent of such excess at the time Landlord sends the Operating Statement.

          (f)    Landlord reserves the right to reasonably change, from time to time, the manner and timing of the computation of Additional Rent, provided that the amount and timing of Tenant's payments of Additional Rent shall not materially change. In lieu of providing one Operating Statement covering all items of Taxes and Expenses, Landlord may provide separate statements, at the same or different times, including separate statements for Taxes after bills are received.

        4.3    Fiscal Years.    If Landlord now or hereafter uses a fiscal year other than a calendar year, then, at Landlord's option: (i) all references to calendar years herein shall refer to such fiscal years, (ii) all references to January 1 and December 31 herein shall refer, respectively, to the first and last days of such fiscal years as the context requires, and (iii) if Landlord changes fiscal years, Landlord shall make appropriate prorations such that Tenant's obligations hereunder are not materially adversely affected. Landlord shall include in Taxes each year hereunder: (a) in general, the Tax amounts levied, assessed or imposed for such year, whether paid or payable in another year, (b) for personal property Taxes, the amounts paid during such year, and (c) for Taxes paid in installments over more than one year, the amounts paid each year, and any interest thereon. If any taxing authority uses a fiscal year other than a calendar year, Landlord may elect from time to time, consistent with sound accounting and management practices, to require payments by Tenant based on: (aa) amounts paid or payable during each calendar year without regard to such fiscal years, (bb) amounts paid or payable during each calendar year, averaging the bills for each calendar year based on the number of days or months of such calendar year included in each fiscal tax year, or (cc) amounts paid or payable for or during each fiscal tax year.

        4.4    Tax Refunds.    Landlord shall each year: (i) credit against Taxes Tenant's share of any net refunds (i.e., net of legal fees and other collection costs) received by Landlord of Taxes previously paid by Tenant, (ii) include in Taxes any additional amount paid during such year involving an adjustment to Taxes for a prior year, due to error by the taxing authority, supplemental assessment, or other reason, (iii) include in Taxes or Expenses, any fees for attorneys, consultants and experts, and other costs paid during such year in successfully protesting, appealing or reducing Taxes, and (iv) credit against Expenses the cost of any item previously included in Expenses, to the extent that Landlord receives a net reimbursement (i.e., net of legal fees and other collection costs) from insurance proceeds or a third party during such year (excluding tenant payments for Taxes and Expenses and except to the extent refundable to prior tenants of the Property).

        4.5    Grossing Up.    If the Property is not fully occupied during all or a portion of any calendar year, Landlord may, in accordance with sound accounting and management practices, determine the amount of Taxes and Expenses that would have been paid had the Property been ninety five percent (95%) occupied, and the amount so determined shall be deemed to have been the amount of Taxes and Expenses for such year, in which case, Landlord shall also make a comparable adjustment for the Base Year. If Landlord is not furnishing any particular utility or service (the cost of which, if furnished by Landlord, would be included in Expenses) to a tenant during any period, Landlord may for such period, adjust Expenses to reflect the additional amount that would reasonably have been incurred during such period had Landlord furnished such utility or service to such tenant.

        4.6    Adjustments.    Landlord may separately determine Taxes and Expenses for the various buildings located at the Property. If any Taxes or Expenses (or components thereof) apply to such various buildings (such as, without limitation, costs of shared parking facilities and other common areas, a shared management office, etc.), Landlord shall allocate the same in accordance with sound accounting and management practices. In the alternative, Landlord shall have the right to determine, in accordance with sound accounting and management practices, Tenant's Share of Taxes and Expenses (or components thereof) based upon the combined total of the same for all or any such buildings, in which event Tenant's Share shall be based on the ratio of the Rentable Area of the Leased Premises to the Rentable Area of such buildings.

        4.7    Prorations.    If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Base Rent and any other amounts payable on a monthly basis shall be prorated on a per diem basis for such partial calendar months. If the Base Rent is scheduled to increase under Article 1 other than on the first day of a calendar month, the amount for such month shall be prorated on a per diem basis to reflect the number of days of such month at the then current and increased rates, respectively. If the Term commences other than on January 1, or ends other than on December 31, Tenant's obligations to pay amounts towards Taxes and Expenses for such first or final calendar years shall be prorated on a per diem basis to reflect the portion of such years included in the Term.

        4.8    Payments After Lease.    Tenant's obligations to pay Taxes and Expenses (or any other amounts) and Landlord's obligation to credit or repay same, accruing during, or relating to, the period prior to expiration or earlier termination of this Lease shall survive such expiration or termination. Landlord may reasonably estimate all or any of such obligations within a reasonable time before or after such expiration or termination. Tenant shall pay the full amount of such estimate, and any additional amount due after the actual amounts are determined, in each case within thirty (30) days after Landlord sends a statement therefor. If the actual amount is less than the amount Tenant pays as an estimate, Landlord shall refund the difference within thirty (30) days after such determination is made.

        4.9    Landlord's Accounting Practices and Records.    Landlord shall maintain records respecting Taxes and Expenses and determine the same in accordance with sound accounting and management practices. Landlord may from time to time use a full accrual system of accounting, or a modified cash basis of accounting with accrual adjustments to ensure that each year includes substantially the same major recurring items. Unless Tenant takes exception by notice to Landlord within thirty (30) days after Landlord provides any Operating Statement to Tenant, such Operating Statement shall be considered final and binding on Tenant (except as to additional Expenses or Taxes not then known or omitted or added by error). If Tenant takes exception by notice within such time, Landlord may seek certification from Landlord's independent certified public accountant as to the proper amount of Taxes and Expenses. In such case: (i) such certification shall be considered final and binding on both parties (except as to additional Expenses or Taxes not then known or omitted or added by error), and (ii) Tenant shall pay Landlord for the cost of such certification, unless it shows that Taxes and Expenses were overstated by at least five percent (5%). Pending resolution of any such exceptions, Tenant shall pay Tenant's Share of Taxes and Expenses in the amounts shown on such Statement, subject to credit, refund or additional payment after any such exceptions are resolved.

        4.10    Base Year Adjustments.    If, after the Base Year, Taxes for the Base Year are reduced or increased as the result of legal proceedings or otherwise, Landlord shall reset the Base Year Taxes and adjust Tenant's obligations for Taxes in all years following the Base Year, and Tenant shall pay Landlord, or, as applicable, Landlord shall give Tenant a credit against then-current installments of Additional Rent, within thirty (30) days after notice any additional amount required by such adjustment for any such years or portions thereof that have theretofore occurred. Landlord shall exclude from Base Year Expenses any non-recurring items, including capital expenditures otherwise permitted under Article 33 of the Lease (and shall only include the amortization of such expenditures in subsequent year Expenses to the extent permitted under Article 33, including any remaining amortization of permitted capital expenditures made prior to or after the Commencement Date). If Landlord eliminates from any subsequent year Expenses a recurring category of expenses previously included in Base Year Expenses, Landlord may subtract such category from Base Year Expenses commencing with such subsequent year.

        4.11    General Payment Provisions.    Base Rent, Taxes, Expenses, and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease or other agreement entered in connection herewith, are sometimes herein referred to collectively as "Rent," and all remedies applicable to the non-payment of rent shall be applicable thereto. Rent shall be paid in good, immediately available funds and legal tender of the United States of America. Tenant shall pay Rent without any deduction, recoupment, set-off or counterclaim, and without relief from any valuation or appraisement laws. Rent obligations hereunder are independent covenants Tenant shall pay Rent at such office or offices as Landlord may designate from time to time. No delay by Landlord in providing any Operating Statement (or other statements) shall be deemed a default by Landlord or a waiver of Landlord's right to require payment of Tenant's obligations for actual or estimated Taxes or Expenses. In no event shall a decrease in Taxes or Expenses ever decrease the monthly Base Rent or give rise to a credit against monthly Base Rent in favor of Tenant.

5. LANDLORD'S WORK

        5.1    Allowance.    At Landlord's expense, Landlord agrees to construct the Leased Premises in Landlord's building standard manner (the "Standard Work") as set forth on Exhibit "D" attached hereto and in accordance with Tenant's space plan and specifications, which are attached hereto as Exhibit "E" (the "Plans and Specifications"), and the construction work specified therein to be performed by Landlord being herein referred to as the "Landlord's Work"), which Tenant agrees to provide to Landlord no later than                        , 2006. Landlord shall not be responsible for or liable (whether before or after Landlord completes construction) for the adequacy or fitness of the Plans and Specifications, or any portions thereof, that are produced by Tenant, its agents or contractors, or the compliance thereof with any Laws. If changes to Landlord's work requestedby Tenant increase the cost estimate to construct Landlord's Work, then Landlord may, in its discretion, require Tenant to pay Landlord the entire amount of the excess, in a lump sum (such amount being referred to herein as the "Estimated Excess Payment", as a condition to Landlord's obligation to commence performing any of the changes requested by Tenant to be performed by Landlord under this Article 5. Tenant shall be responsible for installing Tenant's voice/data/communications/security equipment/furniture/other Tenant's fixtures, including, without limitation, all associated cabling and wiring and any system furniture.

        5.2    Excess Payment.    Tenant shall pay Landlord the entire amount of the Estimated Excess Payment, in a lump sum, within five (5) days after Landlord's billing therefor.

        5.3    Reimbursement.    In the event of any Default (as defined in Section 15.1) by Tenant, Tenant shall pay to Landlord, upon demand, as additional Rent hereunder, the full unamortized amounts (based on straight-line amortization over period of the lesser of the initial Term or of seven (7) years) of Landlord's Allowance, as computed by Landlord.

        5.4    Substantial Completion.    Landlord shall use commercially reasonable efforts to complete the Landlord's Work on or before the Substantial Completion Date, subject to delays caused by strikes, labor shortages, severe weather conditions and other causes beyond Landlord's reasonable control. Landlord's Work shall be "Substantially Complete" when all of Landlord's Work is complete except for minor work which can be completed by Landlord after Tenant commences its occupancy of the Leased Premises without causing material interference with Tenant's use and enjoyment of the Leased Premises for the conduct of its business and when Landlord provides Tenant with a copy of a certificate of occupancy or similar permit (temporary or otherwise) required for Tenant to occupy and use the Leased Premises, if any such certificate or permit is required by law.

6. UTILITIES AND SERVICES

        6.1    Standard Landlord Utilities and Services.    Landlord shall provide only the following utilities and services (the cost of which shall be included in Expenses, except as provided below):

        6.2   Heat and air-conditioning from 8:00 a.m. until 6:00 p.m. Monday through Friday, and from 8:00 a.m. until 1:00 p.m. on Saturdays, excluding all Holidays. Heating and air conditioning required by Tenant at other times shall be supplied following Tenant's reasonable prior notice, and shall be paid by Tenant, promptly upon billing, at such rates as Landlord shall establish from time to time. Heating and air conditioning shall be provided at a design capacity ("Normal HVAC Capacity") of 1 tons per 450 square feet of Leased Premises. Tenant shall pay to Landlord as Additional Rent the costs associated with overtime use of the HVAC system which rate is currently Forty Dollars ($40.00) per hour per unit for HVAC.

          (a)   Water from municipal mains for drinking, lavatory and toilet purposes only, at those points of supply provided for nonexclusive general use of tenants at the Property, or points of supply in the Leased Premises installed by Landlord or with Landlord's written consent for such purposes.

          (b)   Cleaning and trash removal service that is customary in the greater Princeton, New Jersey area Monday through Friday, excluding holidays. Any and all additional or specialized cleaning service that is not customary and is desired by Tenant may be contracted for separately by Tenant and the cost and payment thereof shall be and remain the sole responsibility of Tenant.

          (c)   Passenger elevator service.

          (d)   Electricity for building-standard overhead office lighting fixtures, and electrical outlets for equipment and accessories customary for offices, where: (a) the connected electrical load of all of the same does not exceed an average of 5 watts per usable square foot of the Leased Premises (or such lesser amount as may be available, based on the safe and lawful capacity of the electrical circuit(s) and facilities serving the Leased Premises), (b) the electricity for outlets is at nominal 120 volts, single phase (or 110 volts, depending on available service in the Building), and (c) the Systems and Equipment are suitable and the safe and lawful capacity thereof is not exceeded. Electricity consumed at the Leased Premises will be computed by Landlord in accordance with sound management and accounting practices and billed to Tenant monthly, and shall be paid by Tenant within thirty (30) days of billing. To the extent waiveable under applicable Law, Tenant waives all rights under utility deregulation and similar Laws allowing electricity consumers to select suppliers or other options, and agrees that Landlord alone shall have all rights and options pursuant to such Laws. Landlord may, at any time, require that special, high electricity consumption installations of Tenant (such as computer room or reproduction facilities) be separately sub metered for electrical consumption, which sub-meters shall be installed by Landlord, at Tenant's cost, payable within thirty (30) days after invoicing.

          (e)   Normal maintenance and repair of the Building mechanical, HVAC, electrical and plumbing systems that serve the Leased Premises (excluding maintenance and repair of any non-building standard fixtures, equipment or other improvements installed or made by or at the request of Tenant requiring maintenance or repair of a type or nature not customarily provided by Landlord to office tenants of the building and excluding any necessary replacements of non-building standard fixtures or improvements), and all repairs to exterior windows and glass. In the event that any repair is required by reason of the negligence or abuse of Tenant or its agents, employees, invitees or of any other person using the Leased Premises with the Tenant's consent, express or implied, Landlord shall make such repair and the cost thereof shall be payable by Tenant within thirty (30) days after invoicing, unless and to the extent Landlord shall have actually recovered such cost through insurance proceeds.

          (f)    Normal maintenance and repair of the Leased Premises, excluding Tenant's personal property, any Tenant's Work and any damage caused by the abuse or misuse of Leased Premises or any breach by Tenant of any of its obligations hereunder.

        6.3    Additional Utilities and Services.    Landlord shall not be responsible for inadequate air conditioning, ventilation, electricity or other service described above to the extent that the same occurs because Tenant: (i) uses or permits the use of any item, or concentrated group, of equipment beyond its standard rated capacity or design condition, or (ii) occupies or permits the Leased Premises to be occupied with concentrations of personnel greater than one person per 250 rentable square feet. In any such case, or in the event Tenant's use of the Leased Premises overburdens any system or equipment supplying any of the aforementioned services, then Landlord may elect to install, operate, maintain and replace such supplemental HVAC electrical equipment during the Term, at Tenant's expense (or require that Tenant arrange for the same as Tenant's Work under Article 9).

        6.4    Interruptions.    Except and to the extent of Landlord's gross negligence or willful tortious acts, Landlord shall have no liability for interruptions, variations, shortages, failures, changes in quality, quantity, character or availability of any utilities or services caused by repairs, maintenance, replacements, alterations (including any refrigerant gas retrofit work), labor controversies, accidents, inability to obtain services, utilities or supplies, governmental or utility company acts or omissions, requirements, guidelines or requests, or other causes beyond Landlord's reasonable control (or under any circumstances with respect to utilities or services not required to be provided by Landlord hereunder). Under no circumstances whatsoever shall any of the foregoing be deemed an eviction or disturbance of Tenant's use and possession of the Leased Premises or any part thereof, serve to abate Rent, or relieve Tenant from performance of Tenant's obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages in connection with the foregoing events. Nevertheless, in any such events after receiving notice, Landlord shall use reasonable efforts to restore such utilities or services required to be provided hereunder to reasonable levels.

7. USE, COMPLIANCE WITH LAWS, AND RULES

        7.1    Use of Leased Premises.    Tenant shall use the Leased Premises only for the Permitted Use identified in Article 1, and no other purpose whatsoever.

        7.2    Laws and Other Requirements.    Tenant shall comply with all Laws relating to Tenant's use of the Leased Premises, including Laws governing Hazardous Materials as described in Article 30, and the Disabilities Acts as described in Article 31. Tenant's obligations to comply with Laws shall include, without limitation: (a) obtaining all permits, licenses, certificates and approvals to conduct its business in the Leased Premises, or any necessary waivers or variances, without thereby subjecting Landlord, the Property or other occupants of the Property to any costs, requirements, liabilities or restrictions, (b) any work to or for the Leased Premises (or any systems or equipment exclusively serving the Leased Premises, including any refrigerant gas retrofitting work for such exclusive systems and equipment) required by Laws, and (c) any work outside the Leased Premises (if Landlord permits such work) required by Laws based on Tenant's use of, work within, or systems or equipment exclusively serving, the Leased Premises, whether any such work is deemed structural, involves a capital expenditure or results in a benefit extending beyond the Term. Any work hereunder shall be deemed "Tenant's Work" subject to (and as defined in) Article 9.

        7.3    Rules and Regulations.    Tenant shall comply with the Rules and Regulations set forth in Exhibit "C" hereto ("Rules and Regulations"). Landlord shall have the right, by notice to Tenant, to reasonably amend such Rules and Regulations and supplement the same with other reasonable Rules and Regulations relating to the Property, for the promotion of safety, care, efficiency, cleanliness or good order therein. Nothing herein shall be construed to give Tenant or any other Person any claim, demand or cause of action against Landlord arising out of the violation of such Rules and Regulations by any other tenant or visitor of the Property or any other Person, or out of the enforcement, modification or waiver of the Rules and Regulations by Landlord in any particular instance.

8. MAINTENANCE AND REPAIRS

        Except for customary maintenance, repair, cleaning and trash removal provided by Landlord under Article 6, and casualty damage to be repaired by Landlord under Article 11, Tenant shall keep and maintain the Leased Premises in good and sanitary condition, working order and repair, in compliance with all applicable Laws to the extent required by Article 7, and as required under other provisions of this Lease, including the Rules and Regulations (including any carpet and other flooring material, perimeter window blinds, paint and wall coverings, doors, windows, ceilings, interior surface of walls, specialty lighting (including lamps, bulbs, ballasts and starters), plumbing and other fixtures, alterations, improvements, systems and equipment in or exclusively serving the Leased Premises whether installed by Landlord or Tenant. In the event that any non-customary repairs, maintenance or replacements are required, Tenant shall promptly notify Landlord and arrange for the same through Landlord for such reasonable charges as Landlord may establish from time to time, payable within thirty (30) days after billed. Tenant shall pay Landlord for any repairs, maintenance and replacements to areas of the Property outside the Leased Premises caused by moving any furniture, fixtures or other property to or from the Leased Premises, or otherwise by Tenant or its employees, agents, contractor or visitors.

9. ALTERATIONS

        9.1    Alterations.    (A)    Tenant shall not attach any fixtures, equipment or other items to the Leased Premises, or paint or make any other additions, changes, alterations or improvements to the Leased Premises or the Systems and Equipment serving the Leased Premises (all such work is referred to collectively herein as the "Tenant's Work"), without the prior written consent of Landlord in each instance. Landlord shall not unreasonably withhold or delay consent, except that Landlord reserves the right to withhold or condition its consent in Landlord's sole discretion for Tenant's Work affecting the nature, character, structure, safety, efficiency or security of the Property, the Leased Premises, the Systems and Equipment, or the appearance of the Leased Premises from any common or public areas. In seeking approval, Tenant shall provide Landlord with notice of whether the Tenant's Work will involve or affect any Hazardous Materials.

          (B)  Notwithstanding the foregoing, Tenant shall have the right, without Landlord's consent but with prior notice to Landlord, to make "Cosmetic Improvements" to the Leased Premises (i.e., improvements that do not affect the structure, safety, efficiency or security of the Property, the Leased Premises, the Systems and Equipment or the appearance of the Leased Premises from any common or public areas).

        9.2    Approval.    Landlord reserves the right to impose reasonable requirements as a condition of such consent or otherwise in connection with Tenant's Work, including requirements that Tenant: use contractors contained on Landlord's then-approved list (if reputable and available on commercially reasonable terms) or submit for Landlord's prior written approval the names, addresses and background information concerning other contractors Tenant proposes to use; submit for Landlord's written approval detailed plans and specifications prepared by licensed and competent architects and engineers; obtain and post all required permits; provide to Landlord bonds, additional insurance, and/or a cash deposit of the total amount required to pay for the Tenant's Work (including plans, specifications, engineering and other lienable costs); submit architect, engineer, contractor, subcontractor and supplier affidavits of payment and recordable lien waivers in compliance with all applicable Laws; and permit Landlord or its representatives to inspect the Tenant's Work at all reasonable times. If at any time during the course of the Tenant's Work, any workmen or mechanics performing the Work are not of the same union affiliation or are unable to work in harmony, or interfere, with labor employed at the Property, then the approval granted by Landlord to Tenant may be withdrawn by Landlord immediately upon notice to Tenant, whereupon Tenant shall cause the Tenant's Work to be performed by contractors approved by Landlord.

        9.3    Performance of Work.    All Tenant's Work shall be performed: (a) in a thoroughly first class, professional and workmanlike manner, (b) only with materials that are new, high quality, and free of material defects, (c) strictly in accordance with the plans, specifications, parties and other matters approved by Landlord pursuant to Section 9.2, (d) not to adversely affect the Systems and Equipment or the structure of the Property, (e) diligently to completion and so as to avoid any disturbance, disruption or inconvenience to other tenants and the operation of the Property, (f) in compliance with all Laws, the Rules and Regulations and other provisions of this Lease. Any floor, wall or ceiling coring work or penetrations or use of noisy or heavy equipment which may interfere with the conduct of business by other tenants at the Property shall, at Landlord's option, be performed at times other than Landlord's and other such tenants' normal business hours (at Tenant's sole cost). If Tenant fails to perform the Tenant's Work as required herein or in compliance with the specifications approved by Landlord, and Tenant fails to cure such failure within forty-eight (48) hours after notice by Landlord (except notice shall not be required in emergencies), Landlord shall have the right to stop the Tenant's Work until such failure is cured (which shall not be in limitation of Landlord's other remedies and shall not serve to abate the Rent or Tenant's other obligations under this Lease). Upon completion of any Tenant's Work hereunder, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, proof of payment for all labor and materials, and guaranties from all major contractors in favor of Landlord and Tenant (jointly and separately) against defects and deficiencies in materials and workmanship appearing within one year of full completion of the Work, and requiring the correction of the same upon demand of Landlord and Tenant, at the expense of such contractors.

        9.4    Liens.    Tenant shall pay all costs for Tenant's Work when due. Tenant shall keep the Property, Leased Premises and this Lease free from any mechanic's, materialman's, architect's, engineer's or similar liens or encumbrances, and any claims therefor, or stop or violation notices, in connection with any Tenant's Work. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any Tenant's Work, and shall include therewith, to the fullest extent permitted by applicable law, unconditional waivers of mechanics' and other such liens by each contractor or other party who will be performing any Tenant's Work which may give rise to any such lien, all in recordable form satisfactory to Landlord. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to, or any Lender's interest in, the Property, Leased Premises or this Lease to any such claims, liens or encumbrances, or stop or violation notices, whether claimed pursuant to statute or other Law or express or implied contract.

        9.5    Landlord's Fees and Costs.    Tenant shall pay Landlord: (a) a fee for reviewing, scheduling, monitoring, supervising, and providing access for or in connection with Tenant's Work, in an amount equal to five percent (5%) of the total cost of such Tenant's Work, plus (b) Landlord's reasonable out-of-pocket costs, including any costs for security, utilities, trash removal, temporary barricades, janitorial, engineering, architectural or consulting services, and other matters in connection with Tenant's Work, which payments shall be made by Tenant from time to time within thirty (30) days after billed by Landlord.

10. INSURANCE AND WAIVER OF CLAIMS

        10.1    Required Insurance.    Tenant shall maintain at its expense during the Term with respect to the Leased Premises and Tenant's use thereof and of the Property:

            (i)  Worker's Compensation Insurance in the amounts required by statute, and Employer Liability Insurance in at least the following amounts: (a) Bodily Injury by Accident—$500,000 per accident, (b) Bodily Injury by Disease—$500,000 per employee, and (c) Aggregate Limit—$1,000,000 per policy year.

           (ii)  Property Damage Insurance for the protection of Tenant and Landlord, as their interests may appear, covering any alterations or improvements in excess of any work provided or paid for by Landlord under this Lease, Tenant's personal property, business records, fixtures and equipment, and other insurable risks in amounts not less than the full insurable replacement cost of such property and full insurable value of such other interests of Tenant, with coverage at least as broad as the then current editions published by Insurance Services Office, Inc. or any successor organization ("ISO"), of: (a) Building and Personal Property Coverage Form (CP0010), (b) Business Income Coverage Form (CP0030) or rental interruption insurance in form reasonably satisfactory to Landlord, covering at least one year of anticipated income, (c) Boiler and Machinery Coverage Form (BM0025), and (d) Causes of Special Loss Form (CP1030).

          (iii)  Commercial General Liability Insurance ("CGL") at least as broad as the most recent ISO edition of Commercial General Liability Coverage Form (CG0001) with limits of at least the following amounts: (a) Death or Bodily Injury—$3,000,000, (b) Property Damage or Destruction (including loss of use thereof)—$1,000,000, (c) Products/Completed Operations—$3,000,000, (d) Personal or Advertising injury—$1,000,000, (e) Each Occurrence Limit—$2,000,000, and (f) General Aggregate Limit—$3,000,000 per policy year. Such policy shall include endorsements: (1) for contractual liability covering Tenant's indemnity obligations under this Lease, and (2) adding Landlord, the management company for the Property, and other parties designated by Landlord, as Additional Insureds, on a form at least as broad as the most recent edition of Additional Insured—Manager or Lessor of Leased Premises Endorsement Form (CG2011) published by ISO.

        10.2    Subrogation and Other Matters.    Tenant shall provide Landlord with certificates evidencing the coverage required hereunder prior to the Commencement Date, or Tenant's entry to the Leased Premises for construction of improvements or any other purpose (whichever first occurs). Such certificates shall: (i) be on ACORD Form 27 or such other form approved or required by Landlord, (ii) state that such insurance coverage may not be changed, canceled or non-renewed without at least thirty (30) days' prior written notice to Landlord, and (iii) include, as attachments, originals of the Additional Insured endorsements to Tenant's CGL policy required above. Tenant shall provide renewal certificates to Landlord at least thirty (30) days prior to expiration of such policies. Except as expressly provided to the contrary herein, coverage hereunder shall apply to events occurring during the policy year regardless of when a claim is made. Landlord may periodically require that Tenant reasonably increase or expand the aforementioned coverage. Except as provided to the contrary herein, any insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance. If Tenant obtains insurance under "blanket policies," Tenant shall obtain an endorsement providing that the insurance limits required hereunder are not subject to reduction or impairment by claims or losses at other locations. Tenant's insurance policies shall be primary to all policies of Landlord and any other Additional Insureds (whose policies shall be deemed excess and non-contributory). All insurance required hereunder shall be provided by responsible insurers licensed in the State where the Property is located, and shall have a general policy holder's rating of at least A and a financial rating of at least X in the then current edition of Best's Insurance Reports. The parties mutually hereby waive all rights and claims against each other for all losses covered by their respective insurance policies, and waive all rights of subrogation of their respective insurers. The parties agree that their respective insurance policies are now, or shall be, endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder. Landlord disclaims any representation as to whether the foregoing coverages will be adequate to protect Tenant, and Tenant agrees to carry such additional coverage as may be necessary or appropriate.

        10.3    Waiver of Claims.    Except for claims arising from Landlord's gross negligence or intentional tortious acts which are not covered or required to be covered by Tenant's insurance hereunder, Tenant waives all claims against Landlord for injury or death to persons, damage to property or to any other interest of Tenant sustained by Tenant or any party claiming by or through Tenant resulting from: (i) any occurrence in or upon the Leased Premises, (ii) leaking of roofs, bursting, stoppage or leaking of water, gas, sewer or steam pipes or equipment, including sprinklers, (iii) wind, rain, snow, ice, flooding (including flooding of basements and other subsurface areas), freezing, fire, explosion, earthquake, excessive heat or cold, dampness, fire or other casualty, and (iv) vandalism, malicious mischief, theft, misappropriation or other acts or omissions of any parties including Tenant's employees, other tenants, and their respective agents, employees, invitees and contractors (and Tenant shall give Landlord immediate notice of any such occurrences). To the extent that Tenant is required to or does carry insurance hereunder, Tenant agrees that Tenant's property loss risks shall be borne by such insurance, and Tenant agrees to seek recovery only from its insurance carriers in the event of such losses; for purposes hereof, any deductible amount shall be treated as though it were recoverable under such policies. This provision is in addition to, and not in limitation of, other provisions of this Lease limiting Landlord's liability.

11. CASUALTY DAMAGE

        11.1    Restoration.    Tenant shall promptly notify Landlord of any damage to the Leased Premises by fire or other casualty. If the Leased Premises or any common areas of the Property providing access thereto shall be damaged by fire or other casualty, Landlord shall use available insurance proceeds to restore the same. Such restoration shall be to substantially the same condition prior to the casualty, except for modifications required by applicable Laws or by any Lender, any other modifications to the common areas deemed desirable by Landlord (provided access to the Leased Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant's furniture, furnishings, fixtures or equipment, or any alterations or improvements in excess of any work provided or paid for by Landlord under this Lease. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof. Promptly following completion of Landlord's restoration work, Tenant shall repair and replace Tenant's furniture, furnishings, fixtures, equipment, and any alterations or improvements made by Tenant in excess of those provided or paid for by Landlord, subject to and in compliance with the other provisions of this Lease.

        11.2    Abatement of Rent.    Base Rent shall abate from the date of the casualty through the date that Landlord substantially completes Landlord's repair obligations hereunder (or the date that Landlord would have substantially completed such repairs, but for delays by Tenant or any other occupant of the Leased Premises, or any of their agents, employees, invitees, Transferees and contractors), provided such abatement: (i) shall apply only to the extent the Leased Premises are untenantable for the purposes permitted under this Lease and not used by Tenant as a result thereof, based proportionately on the square footage of the Leased Premises so affected and not used, and (ii) shall not apply if Tenant or any other occupant of the Leased Premises, or any of their agents, employees, invitees, Transferees or contractors caused the damage.

        11.3    Termination of Lease.    Notwithstanding the foregoing to the contrary, in lieu of performing the restoration work, Landlord may elect to terminate this Lease by notifying Tenant of such termination within ninety (90) days after the date of damage (such termination notice to include a termination date providing at least thirty (30) days for Tenant to vacate the Leased Premises), if the Property shall be materially damaged by Tenant or its employees or agents, or if the Property shall be damaged by fire or other casualty or cause such that: (a) repairs to the Leased Premises and access thereto cannot reasonably be completed within one hundred twenty (120) days after the casualty without the payment of overtime or other premiums, (b) more than twenty-five percent (25%) of the Leased Premises is affected by the damage and fewer than twenty-four (24) months remain in the Term, or any material damage occurs to the Leased Premises during the last twelve (12) months of the Term, (c) any Lender shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt, or the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies, or (d) the cost of the repairs, alterations, restoration or improvement work would exceed twenty-five percent (25%) of the replacement value of the Building (whether or not the Leased Premises are affected by the damage). Tenant agrees that the abatement of Rent provided herein shall be Tenant's sole recourse in the event of such damage, and waives any other rights Tenant may have under any applicable Law to perform repairs or terminate the Lease by reason of damage to the Leased Premises or Property.

12. CONDEMNATION

        If at least twenty five percent (25%) of the Rentable Area of the Leased Premises shall be taken by power of eminent domain or condemned by a competent authority or by conveyance in lieu thereof for public or quasi-public use (each, a "Condemnation"), including any temporary taking for a period of one year or longer, this Lease shall terminate on the date possession for such use is so taken. If: (i) less than twenty five percent (25%) of the Leased Premises is taken, but the taking includes or affects a material portion of the Building or Property, or the economical operation thereof, or (ii) the taking is temporary and will be in effect for less than one year but more than thirty (30) days, then in either such event, Landlord may elect to terminate this Lease upon at least thirty (30) days' prior notice to Tenant. The parties further agree that: (a) if this Lease is terminated, all Rent shall be apportioned as of the date of such termination or the date of such taking, whichever shall first occur, (b) if the taking is temporary, Rent shall not be abated for the period of the taking, but Tenant may seek a condemnation award therefor (and the Term shall not be extended thereby), and (c) if this Lease is not terminated but any part of the Leased Premises is permanently taken, the Rent shall be proportionately abated based on the square footage of the Leased Premises so taken. Landlord shall be entitled to receive the entire award or payment in connection with such Condemnation and Tenant hereby assigns to Landlord any interest therein for the value of Tenant's unexpired leasehold estate or any other claim and waives any right to participate therein, except that Tenant shall have the right to file any separate claim available to Tenant for a temporary taking of the leasehold as described above, and for moving expenses and any taking of Tenant's personal property, provided such award is separately payable to Tenant and does not diminish the award available to Landlord or any Lender.

13. ASSIGNMENT AND SUBLETTING

        13.1    Transfers.    Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed as further described below: (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of Law or otherwise, (ii) sublet the entire Leased Premises, (iii) permit the use of the Leased Premises by any Persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"), or (iv) advertise the Leased Premises or the Lease for Transfers. If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than one hundred eighty (180) days after Tenant's notice), (b) the terms of the proposed Transfer and the consideration therefor, the name, address and background information concerning the proposed Transferee, and a true and complete copy of all proposed Transfer documentation, and (c) financial statements (balance sheets and income/expense statements for the current and prior three (3) years) of the proposed Transferee, in form and detail reasonably satisfactory to Landlord, audited and certified to be complete, true and correct in all material respects by an independent certified public accountant or by the chief financial officer or owner of the Transferee, and any other information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Leased Premises, and such other information as Landlord may reasonably require. Any Transfer made without complying with this Article shall at Landlord's option be null, void and of no effect, or shall constitute a Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay any reasonable credit check charges and legal fees incurred by Landlord within thirty (30) days after written request by Landlord.

        13.2    Approval.    Landlord will not unreasonably withhold or delay its consent to any proposed Transfer of the Leased Premises to the Transferee on the terms specified in Tenant's notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality or nature of the Property or other tenants of the Property, or would be a significantly less prestigious occupant of the Property than Tenant, (ii) the Transferee intends to use the Leased Premises for purposes which are not permitted under this Lease, (iii) the Transfer applies to less than the entire Leased Premises, would result in more than a reasonable number of occupants, or would require increased services by

Landlord, (iv) the proposed Transferee or any affiliate thereof is an occupant of the Property or has negotiated to lease space in the Property from Landlord during the prior nine (9) months, (v) the proposed Transferee does not have, in Landlord's sole good faith determination, satisfactory references or a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, (vi) the Transfer involves a partial or collateral assignment, or a mortgage, pledge, hypothecation, or other encumbrance or lien on this Lease, or a Transfer by operation of Law, (vii) the proposed Transfer involves conversion, merger or consolidation of Tenant into a limited liability company or limited liability partnership which would have the legal effect of releasing Tenant from any obligations under this Lease, (viii) the proposed Transfer would cause Landlord to be in violation of any Laws or any other lease, Mortgage or agreement to which Landlord is a party, would give a tenant of the Property a right to cancel its lease, or would create adverse tax consequences for Landlord, or (ix) Tenant has committed and failed to cure a Default.

        13.3    Transfer Premiums.    If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay Landlord any Transfer Premium derived by Tenant from such Transfer in addition to any Rent payable by Tenant under this Lease. "Transfer Premium" shall mean, for a lease assignment, all consideration paid or payable therefor in excess of the remaining Rent payable by Tenant under this Lease (i.e., after the date of such assignment and excluding any unexercised options) less Tenant's reasonable costs incurred in connection with any assignment. "Transfer Premium" shall mean, for a sublease, seventy-five percent (75%) of all rent, additional rent or other consideration paid by such Transferee in excess of the remaining Rent payable by Tenant under this Lease after the date of such sublease, excluding any unexercised options (on a monthly basis during the Term) less Tenant's reasonable costs incurred in connection with any sublease. "Transfer Premium" shall also include so-called "key money," or other bonus amount paid by Transferee to Tenant, and any payment in excess of fair market value for services rendered by Tenant to Transferee, and amounts paid by Transferee in excess of Tenant's depreciated tax basis for assets, fixtures, inventory, equipment or furniture transferred by Tenant to Transferee. If part of the consideration for such Transfer shall be payable other than in cash, Landlord's share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord. The percentage of the Transfer Premium due Landlord hereunder shall be paid within thirty (30) days after Tenant receives any Transfer Premium from the Transferee.

        13.4    Recapture.    Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving notice to Tenant within fifteen (15) business days after receipt of Tenant's notice of any proposed Transfer, to recapture the Leased Premises. Such recapture notice shall cancel and terminate this Lease with respect to the Leased Premises as of the date stated in Tenant's notice as the effective date of the proposed Transfer (or at Landlord's option, shall cause the Transfer to be made to Landlord or its agent or nominee, in which case the parties shall execute reasonable Transfer documentation promptly thereafter). Tenant shall surrender and vacate the Leased Premises when required hereunder in accordance with Article 23 and any failure to do so shall be subject to Article 24.

        13.5    Terms of Consent.    If Landlord consents to a Transfer: (i) the terms and conditions of this Lease, including Tenant's liability under this Lease, including without limitation its liability for the Leased Premises, shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (and, if this Lease has been guaranteed to Landlord, such consent shall not be effective unless and until Landlord shall have received Guarantor's agreement (in form reasonably acceptable to Landlord) that its guarantee of this Lease remains in full force and effect,] (iii) no Transferee shall succeed to any rights provided in this Lease or any amendment hereto to extend, terminate or renew the Term of this Lease, to expand or contract the Leased Premises, to lease other space or to Transfer the Lease or the Leased Premises, any such rights being deemed personal to the initial Tenant named herein (and being deemed to have been automatically rendered null and void upon any such Transfer), (iv) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (v) Tenant shall furnish a complete statement, certified by an independent certified public accountant or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium that Tenant has derived and may derive from such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant and any Transferee relating to any Transfer. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than two percent (2%) Tenant shall pay Landlord's costs of such audit. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall have the right to: (a) deem such sublease as merged and canceled and repossess the Leased Premises by any lawful means, or (b) deem such termination as an assignment of such sublease to Landlord and not as a merger, and require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall commit a Default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease).

        13.6    Included Transfers.    For purposes of this Lease, the term "Transfer" shall also include, and all of the foregoing provisions shall apply to: (i) the conversion, merger or consolidation of Tenant into a limited liability company or limited liability partnership, (ii) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners or members, or a transfer of a majority of partnership or membership interests, within a twelve month period, or the dissolution of the partnership or company, and (iii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), the dissolution, merger, consolidation or other reorganization of Tenant (other than the merger into an entity solely for the purpose of Tenant's reincorporation under the laws of a different jurisdiction provided the ownership structure of the entity surviving the merger is the same as Tenant's pre-merger), or within a twelve month period: (a) the sale or other transfer of more than an aggregate of 50% of the voting shares of Tenant (other than to immediate family members by reason or gift or death) or (b) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of Tenant's net assets.

14. PERSONAL PROPERTY, RENT AND OTHER TAXES

        Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon all fixtures, furnishings, personal property, systems and equipment located in or exclusively serving the Leased Premises and any Tenant's Work. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the other property of Landlord. In the event any such items shall be assessed and billed with the other property of Landlord, Tenant shall pay Landlord Tenant's share of such taxes, charges or other governmental impositions within thirty

(30) days after Landlord delivers a statement and a copy of the assessment or other documentation showing the amount of impositions applicable to Tenant's property. Tenant shall pay any rent tax, sales tax, service tax, transfer tax, value added tax, or any other applicable tax on the Rent, utilities or services herein, the privilege of renting, using or occupying the Leased Premises or collecting Rent therefrom, or otherwise respecting this Lease or any other document entered in connection herewith.

15. LANDLORD'S REMEDIES

        15.1    Default.    The occurrence of any one or more of the following events shall constitute a "Default" by Tenant and shall give rise to Landlord's remedies set forth below: (i) failing to make when due any payment of Rent, unless such failure is cured within five (5) days after written notice from Landlord; (ii) failing to observe or perform any term or condition of this Lease other than the payment of Rent (or the other matters expressly described herein), unless such failure is cured within any period of time following notice expressly provided with respect thereto in other Articles hereof, or otherwise within a reasonable time, but in no event more than twenty (20) days following notice (provided, if the nature of Tenant's failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure promptly within such period, diligently keeps Landlord reasonably advised of efforts to cure such failure to completion, and completes such cure as promptly as practicable and in any event within sixty (60) days following Landlord's notice); (iii) failing to cure immediately upon notice thereof any condition which is hazardous, interferes with another tenant or the operation or leasing of the Property, or may cause the imposition of a fine, penalty or other remedy on Landlord or its agents or affiliates, (iv) violating Article 13 respecting Transfers, (v) abandoning, vacating or failing to occupy the Leased Premises for more than ten (10) days, or removing or making arrangements to remove substantial portions of the furniture or other personal property from the Leased Premises or any material portion thereof, or (vi) (a) making any general assignment for the benefit of creditors, (b) filing by or for reorganization or arrangement under any Law relating to bankruptcy or insolvency (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days), (c) appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located in the Leased Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant's assets located in the Leased Premises or of Tenant's interest in this Lease, (e) Tenant's convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant's insolvency or failure, or admission of an inability, to pay debts as they mature. If Tenant violates the same provision of this Lease on two (2) occasions during any twelve (12) month period, Landlord shall have the right to exercise all remedies for any violations of the same term or condition during the next twelve (12) months without providing further notice or an opportunity to cure.

        15.2    Remedies.    If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law or other provision of this Lease:

            (i)  accelerate and declare to be immediately due and payable, and sue for and recover, all unpaid Rent for the unexpired period of the Term (including all Expenses and Taxes to the extent the amount(s) of same can reasonably be estimated) as if by the terms of this Lease the same were payable in advance (and, for the purposes of determining in the first instance accelerated Expenses and Taxes payable by Tenant, the monthly estimated charges for Expenses and Taxes, as billed to Tenant, for the month in which the Default occurred, shall be deemed to continue in such amounts throughout the period to which the acceleration applies; and any over or under payment shall be adjusted following Tenant's payment of the accelerated amount, as the actual amounts are determined pursuant to the applicable provisions of this Lease), and

           (ii)  whether or not Landlord has elected to accelerate Rent in accordance with clause (i), or whether or not Landlord has elected to terminate this Lease in accordance with clause (iii), below, distrain, collect and bring an action for such Rent as then being rent in arrears, or enter judgment therefor in an action as herein elsewhere provided for in case of rent in arrears, or file a Proof of Claim in any bankruptcy or insolvency proceeding for such Rent, or institute any other proceedings, whether similar or dissimilar to the foregoing, to enforce payment thereof, and

          (iii)  whether or not Landlord has elected to accelerate Rent in accordance with clause (i), terminate this Lease and the Term by giving written notice thereof to Tenant, whereupon the Term and the estate hereby granted shall expire and terminate with the same force and legal effect as though the date of such notice was the Expiration Date, and all rights of Tenant hereunder shall expire and terminate, and Tenant shall thereupon quit and surrender the Leased Premises to Landlord in the condition specified in this Lease, and Tenant shall remain liable as hereinafter provided.

        15.3    Re-Entry.    If a Default occurs, at any time thereafter and in addition to all available legal or equitable rights and remedies, Landlord may, whether or not the Term has been terminated by Landlord , terminate or suspend Tenant's right to possession of the Leased Premises and re-enter upon and repossess the Leased Premises or any part thereof by itself, summary proceedings, ejectment or otherwise, remove all persons and property therefrom, and have, hold and enjoy the Leased Premises and the rents and profits therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal; and no such reentry or taking of possession of the Leased Premises by Landlord shall be construed as an election on Landlord's part to terminate the Term unless a written notice of such intention is given to Tenant pursuant to Section 15.2 (iii) or unless the termination of this Lease is decreed by a court of competent jurisdiction.

        15.4    Reletting.    At any time or from time to time after the repossession of the Leased Premises or any part thereof pursuant to Section 15.3, whether or not the Term shall have been terminated pursuant to Section 15.2 (iii), Landlord shall use commercially reasonable efforts, in its own name as agent for Tenant if the Term has not been terminated, or on its own behalf if this Lease has been terminated, to relet all or any part of the Leased Premises for the account of Tenant for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and provisions (which may include concessions or free rent) as Landlord, in its absolute and sole discretion, may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Notwithstanding the foregoing:

            (i)  Landlord shall not be required to (a) accept any tenant offered by Tenant, (b) observe any instruction given by Tenant about such reletting, (c) endeavor to relet if Landlord has other space available or which will become available elsewhere in the Property, or (d) relet to any tenant whose business or proposed use would be inconsistent or not compatible, in Landlord's sole opinion, with the overall leasing, use and occupancy of the Property or whose financial responsibility or standing is not satisfactory to Landlord. For the purpose of such reletting, Landlord may decorate or make repairs, changes, alterations or additions in or to the Leased Premises or any part thereof to the extent deemed by Landlord to be desirable or convenient, and the cost of such decoration, repairs, changes, alterations or additions shall be charged to and be payable by Tenant as additional Rent hereunder, as well as all reasonable brokerage and legal fees expended by Landlord in connection with such reletting. No reletting shall be deemed to be a surrender and acceptance of the Leased Premises.

           (ii)  Net rent received by Landlord from any third party tenant as a result of reletting the Leased Premises (i.e., net of all costs of the reletting, including but not limited to, brokerage fees, free rent or other concessions paid or credited to the third party tenant, the cost of refurbishing or fitting-up the space, legal and other expenses incurred as a result of Tenant's Default and those incurred in reletting) during or attributable to the period ending on the Expiration Date, shall be credited against the Rent otherwise payable by Tenant during the remainder of the Term, in inverse order against the last Rent payments to be made under the provisions of this Lease.

        15.5    Continuing Liability.    No expiration or termination of the Term pursuant to Section 15.2 (iii) or by operation of law or otherwise, no repossession of the Leased Premises or any part thereof pursuant to Section 15.3 or otherwise, and no reletting of the Leased Premises or any part thereof pursuant to Section 15.4, shall relieve Tenant of any of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting. In the event of any expiration or termination of this Lease or any repossession of the Leased Premises or any part thereof by reason of a Default, where Landlord has not elected to accelerate Rent pursuant to Section 15.2 (i), Tenant shall pay to Landlord the Rent (including Taxes and Expenses), and all other sums required to be paid by Tenant hereunder to and including the date of such expiration, termination or repossession; and, thereafter, Tenant shall, until the end of what would have been the expiration of the Term in the absence of such expiration, termination or repossession, and whether or not the Leased Premises or any part thereof shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages, the Rent (including Taxes and Expenses), and all other sums which would have been payable by Tenant to Landlord under this Lease in the absence of such expiration, termination or repossession, less the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to Section 15.4, after deducting from such proceeds all of Landlord's expenses in connection with such reletting (including, without limitation, all related repossession costs, brokerage commissions, legal expenses, attorneys' fees, employees' expenses, alteration and redecoration costs and expenses of preparation for reletting). Tenant shall pay such current damages to Landlord on the days on which the Rent would have been payable under this Lease in the absence of such expiration, termination or repossession, and Landlord shall be entitled to recover the same from Tenant on each such day.

        15.6    Liquidated Damages.    In the event of any expiration or termination of this Lease or any repossession of the Leased Premises or any part thereof by reason of a Default, whether or not Landlord shall have collected any current damages pursuant to Section 15.5, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, unless Tenant has paid the whole accelerated Rent pursuant to Section 15.2 (i), as and for liquidated and agreed final damages for Tenant's Default and in lieu of current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (a) the Rent (including Expenses and Taxes, based on the monthly amounts then being billed to Tenant) and all other sums which would be payable under the Lease for the remainder of the Term from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full its obligations under Section 15.5 to pay current damages), to the date that would have been the Expiration Date of the Term in the absence of such expiration, termination or repossession, discounted at the rate of six percent (6%) per annum, less (b) the then fair rental value of the Leased Premises for the same period, discounted at the rate of six percent (6%) per annum. If any Law shall validly limit the amount of such liquidated final damages to an amount that is less than the amount above agreed upon, Landlord shall be entitled to the maximum amount allowable under such Law.

        15.7    Specific Performance and Collection of Rent.    Landlord shall at all times have the right without prior demand or notice except as required by applicable Law to: (i) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease or restrain or enjoin a violation of any provision hereof, and Tenant hereby waives any right to require that Landlord post a bond or other security in connection therewith, and (ii) distrain, sue for and collect any unpaid Rent which has accrued.

        15.8    Late Charges, Interest, and Returned Checks.    Tenant shall pay, as Additional Rent, a service charge of Three Hundred Dollars ($300.00) or four percent (4%) of the delinquent amount, whichever is greater, if any portion of Rent is not received when due. In addition, any Rent not paid when due shall accrue interest from the due date at the Default Rate until payment is received by Landlord. Such service charges and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord's right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent. If Landlord receives two (2) or more checks from Tenant which are returned by Tenant's bank for insufficient funds, Landlord may require that all checks thereafter be bank certified or cashier's checks (without limiting Landlord's other remedies). All bank service charges resulting from any returned checks shall be borne by Tenant.

        15.9    Landlord's Cure of Tenant Defaults.    If Tenant fails to perform any obligation under this Lease for five (5) days after notice thereof by Landlord (except that no notice shall be required in emergencies), Landlord shall have the right (but not the duty), to perform such obligation on behalf and for the account of Tenant. In such event, Tenant shall reimburse Landlord upon demand, as additional Rent, for all expenses incurred by Landlord in performing such obligation together with an amount equal to fifteen percent (15%) thereof for Landlord's overhead, and interest thereon at the Default Rate from the date such expenses were incurred. Landlord's performance of Tenant's obligations hereunder shall not be deemed a waiver or release of Tenant therefrom.

        15.10    Other Matters.    No re-entry or repossession, repairs, changes, alterations and additions, reletting, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, nor shall the same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express notice of such intention is sent by Landlord to Tenant. Landlord may bring suits for amounts owed by Tenant hereunder or any portions thereof, as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord's right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not therefor reduced to judgment. Landlord may pursue one or more remedies against Tenant and need not make an election of remedies until findings of fact are made by a court of competent jurisdiction. All rent and other consideration paid by any replacement tenants shall be applied at Landlord's option: (i) first, to the costs of reletting, (ii) second, to the payment of all costs of enforcing this Lease against Tenant or any Guarantor, (iii) third, to the payment of all interest and service charges accruing hereunder, (iv) fourth, to the payment of Rent theretofore accrued, and (v) with the residue, if any, to be held by Landlord and applied to the payment of Rent and other obligations of Tenant as the same become due (and with any remaining residue to be retained by Landlord). Landlord shall be under no obligation to observe or perform any provision of this Lease on its part to be observed or performed which accrues while Tenant is in Default hereunder. The times set forth herein for the curing of Defaults by Tenant are of the essence of this Lease. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease, or Tenant's right to possession, after this Lease, or Tenant's right to possession, is terminated based on a Default by Tenant. Tenant hereby waives all errors and defects of a procedural nature in any proceedings brought against it by Landlord under this Lease. Tenant further waives the right to any notices to quit or otherwise as may be specified in 2A N.J.S.A. §18-53 et seq.), as the same may have been or may hereafter be amended, including, but not limited to, the three (3) months and fifteen (15) or thirty (30) days notices, and agrees that the notices provided in this Lease shall be sufficient in any case where a longer period may be statutorily specified. No receipt of money by Landlord from Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Leased Premises shall reinstate, continue or extend the Term or affect any such notice, demand or suit or imply consent for any action for which Landlord's consent is required.

        15.11    Removed Property.    Any and all property which may be removed from the Leased Premises by Landlord pursuant to the authority of this Lease or of Law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord's possession or under the Landlord's control. Any such property of Tenant not removed from the Leased Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or of Tenant's right to possession of the Leased Premises, however terminated, shall be conclusively deemed to have been forever abandoned by Tenant and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit.

        15.12    Remedies are Cumulative and Concurrent.    All remedies available to Landlord hereunder and at Law (and in equity) shall be cumulative and concurrent. No determination of this Lease or taking or recovery of possession of the Leased Premises shall deprive Landlord of any remedies or actions against Tenant for Rent, other charges or damages for the breach of any covenant or condition herein contained, nor shall the bringing of any such action or the resort to any other remedy or right for the recovery of same be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession.

        15.13    Remedies Available Against Assignees and Subtenants.    All of the rights and remedies of Landlord shall be applicable to and available against any and all assignees or subtenants of Tenant.

16. SECURITY DEPOSIT

        Tenant shall deposit with Landlord the amount set forth in Article 1 ("Security Deposit"), upon Tenant's execution and submission of this Lease. The Security Deposit shall serve as security for the prompt, full and faithful performance by Tenant of the terms and provisions of this Lease. If Tenant commits a Default, or owes any amounts to Landlord, Landlord may use or apply the Security Deposit, to the extent necessary, for the payment of Tenant's obligations hereunder. The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages. In the event the Security Deposit is reduced by such use or application, Tenant shall deposit with Landlord within ten (10) days after notice, an amount sufficient to restore the full amount of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from Landlord's general funds or pay interest on the Security Deposit. Any remaining portion of the Security Deposit shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest in this Lease) within sixty (60) days after Tenant (or such assignee) has vacated the Leased Premises in accordance with the applicable provisions of this Lease. If the Leased Premises shall be expanded at any time, or if the Term shall be extended at an increased rate of Rent, the Security Deposit shall thereupon be proportionately increased. Tenant shall not assign, pledge or otherwise transfer any interest in the Security Deposit except as part of an assignment of this Lease approved by Landlord hereunder, and any attempt to do so shall be null and void.

17. ATTORNEYS' FEES, JURY TRIAL, COUNTERCLAIMS AND VENUE

        In the event of any litigation or arbitration between the parties relating to this Lease, the Leased Premises or Property (including pretrial, trial, appellate, administrative, bankruptcy or insolvency proceedings), the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs as part of the judgment, award or settlement therein. In the event of a breach of this Lease by either party which does not result in litigation but which causes the non-breaching party to incur reasonable attorneys' fees or costs, the breaching party shall reimburse such fees and costs to the non-breaching party upon demand. If either party or any of its officers, directors, trustees, beneficiaries, partners, agents, affiliates or employees shall be made a party to any litigation or arbitration commenced by or against the other party and is not at fault, the other party shall pay all costs, expenses and reasonable attorneys' fees incurred by such parties in connection with such litigation. IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY HEARING OF ANY DISPUTE, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ARISING OUT OF OR RELATING TO THIS LEASE, THE PREMISES OR THE PROPERTY. Although such jury waiver is intended to be self-operative and irrevocable, Landlord and Tenant each further agree, if requested, to confirm such waivers in writing at the time of commencement of any such action, proceeding or counterclaim. Any action or proceeding brought by either party against the other for any matter arising out of or in any way relating to this Lease, the Leased Premises or the Property, shall be heard, at Landlord's option, in the court having jurisdiction located closest to the Property.

18. SUBORDINATION, ATTORNMENT AND LENDER PROTECTION

        This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Property, and all other encumbrances and matters of public record applicable to the Property. Whether before or after any foreclosure or power of sale proceedings are initiated or completed by any Lender or a deed in lieu is granted (or any ground lease is terminated), Tenant agrees upon written request of any such Lender or any purchaser at such sale, to attorn and pay Rent to such party, and recognize such party as Landlord (provided such Lender or purchaser shall agree not to disturb Tenant's occupancy so long as Tenant does not Default hereunder, on a form customarily used by, or otherwise reasonably acceptable to, such party). However, in the event of attornment, no Lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (arising prior to such Lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Lender, or (iii) bound by any modification of this Lease not consented to by such Lender. Any Lender may elect to make this Lease prior to the lien of its Mortgage by written notice to Tenant, and if the Lender of any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage; such elections shall be effective upon written notice to Tenant, or shall be effective as of such earlier or later date set forth in such notice. Except as expressly provided to the contrary herein, the provisions of this Article shall be self-operative; however Tenant shall execute and deliver, within ten (10) days after requested, such reasonable documentation as Landlord or any Lender may request from time to time, whether prior to or after a foreclosure or power of sale proceeding is initiated or completed, a deed in lieu is delivered, or a ground lease is terminated, in order to further confirm or effectuate the matters set forth in this Article in recordable form. Tenant hereby waives the provisions of any Law (now or hereafter adopted) which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease or Tenant's obligations hereunder if foreclosure or power of sale proceedings are initiated, prosecuted or completed.

19. ESTOPPEL CERTIFICATES

        Tenant shall from time to time, within five (5) days after written request from Landlord, execute, acknowledge and deliver a statement certifying: (i) that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect (or specifying the ground for claiming that this Lease is not in force and effect), (ii) the dates to which the Rent has been paid, and the amount of any Security Deposit, (iii) that Tenant is in possession of the Leased Premises, and paying Rent on a current basis with no offsets, defenses or claims, or specifying the same if any are claimed, (iv) that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord or Tenant which are pertinent to the request, or specifying the same if any are claimed, and (v) certifying such other matters, and including such current financial statements, as Landlord may reasonably request, or as may be requested by Landlord's current or prospective Lenders, insurance carriers, auditors, and prospective purchasers (and including a comparable certification statement from any subtenant respecting its sublease). Any such statement may be relied upon by any such parties. If Tenant shall fail to execute and return such statement within the time required herein, Tenant shall be deemed to have agreed with the matters set forth therein, and Landlord acting in good faith shall be authorized as Tenant's agent and attorney-in-fact to execute such statement on behalf of Tenant (which shall not be in limitation of Landlord's other remedies).

20. RIGHTS RESERVED BY LANDLORD

        20.1    General Matters.    Except to the extent expressly limited herein, Landlord reserves full rights to control the Property (which rights may be exercised without subjecting Landlord to claims for constructive eviction, abatement of Rent, damages or other claims of any kind), including more particularly, but without limitation, the following rights to: (i) change the name or street address of the Property or designation of the Leased Premises, (ii) install and maintain signs on the exterior and interior of the Property, and grant any other Person the right to do so, (iii) retain at all times, and use in appropriate instances, keys to all doors within and into the Leased Premises, (iv) grant to any Person the right to conduct any business or render any service at the Property, whether or not the same are similar to the use permitted Tenant by this Lease, (v) grant any Person the right to use security personnel and systems respecting access to their premises, (vi) have access for Landlord and other tenants of the Property to any mail chutes located on the Leased Premises according to the rules of the United States Postal Service (and to install or remove such chutes), and (vii) in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof: (a) limit or prevent access to the Property, (b) shut down elevator service, (c) activate elevator emergency controls, and (d) otherwise take such action or preventative measures deemed necessary by Landlord for the safety of tenants of the Property or the protection of the Property and other property located thereon or therein (but this provision shall impose no duty on Landlord to take such actions, and no liability for actions taken in good faith).

        20.2    Access To Leased Premises.    Landlord shall have the right, from time to time, to enter the Leased Premises in order to: (i) inspect, (ii) supply cleaning service or other services to be provided Tenant hereunder, (iii) show the Leased Premises to current and prospective Lenders, insurers, purchasers, tenants, brokers and governmental authorities, (iv) decorate, remodel or alter the Leased Premises if Tenant shall abandon the Leased Premises at any time, or shall vacate the same during the last one hundred twenty (120) days of the Term (without thereby terminating this Lease), and (v) perform any work or take any other actions under Section 20.3 below, or exercise other rights of Landlord under this Lease or applicable Laws. However, Landlord shall: (a) provide reasonable advance written or oral notice to Tenant for matters which will involve a significant disruption to Tenant's business (except in emergencies), (b) take reasonable steps to minimize any significant disruption to Tenant's business, and following completion of any work, return Tenant's leasehold improvements, fixtures, property and equipment to the original locations and condition to the fullest extent reasonably possible, and (c) take reasonable steps to avoid materially changing the configuration or reducing the square footage of the Leased Premises, unless required by Laws or other causes beyond Landlord's reasonable control (and in the event of any permanent material reduction, the Rent and other rights and obligations of the parties based on the square footage of the Leased Premises shall be proportionately adjusted). Tenant shall not place partitions, furniture or other obstructions in the Leased Premises which may prevent or impair Landlord's access to the Systems and Equipment for the Property or the systems and equipment for the Leased Premises.

        20.3    Changes To The Property.    Landlord shall have the right, from time to time, to: (i) paint and decorate, (ii) perform repairs or maintenance, (iii) add land, buildings, easements or other interests to, or sell or eliminate the same from, the Property and grant interests and rights in the Property to other parties, and convert common areas to Rentable Areas and Rentable Areas to common areas, and (iii) make replacements, restorations, renovations, alterations, additions and improvements, structural or otherwise (including freon retrofit work), in and to the Property or any part thereof, including any adjacent building, structure, facility, land, street or alley, or change the uses thereof (other than Tenant's permitted use), including changes, reductions or additions of corridors, entrances, doors, lobbies, parking facilities and other areas, structural support columns and shear walls, elevators, stairs, escalators, mezzanines, solar tint windows or film, kiosks, planters, sculptures, displays, and other amenities and features therein, and changes relating to the connection with or entrance into or use of the Property or any other adjoining or adjacent building or buildings, now existing or hereafter constructed. In connection with such matters, Landlord may among other things erect scaffolding, barricades and other structures, open ceilings, close entry ways, restrooms, elevators, stairways, corridors, parking and other areas and facilities, and take such other actions as Landlord deems appropriate. However, Landlord shall: (a) take reasonable steps to minimize or avoid any material interruption of access to the Leased Premises, except when necessary on a temporary basis, and (b) in connection with entering the Leased Premises shall comply with Section 20.2 above.

        20.4    New Leased Premises.    Landlord shall have, on one occasion only, the right to substitute for the Leased Premises other premises (herein referred to as the "New Premises") in the Property, provided: (i) the New Premises shall be similar to the Leased Premises in size (up to 10% larger or smaller with the Rent and any other rights and obligations of the parties remaining the same as stated hereunder), (ii) Landlord shall provide the New Premises in a condition substantially comparable to the Leased Premises at the time of the substitution (and Tenant shall diligently cooperate in the preparation or approval of any plans or specifications for the new premises as requested by Landlord or Landlord's representatives), (iii) the parties shall execute an appropriate amendment to the Lease confirming the change within thirty (30) days after Landlord requests, and (iv) if Tenant shall already have taken possession of the Leased Premises: (a) Landlord shall pay the direct, out-of-pocket, reasonable expenses of Tenant in moving from the Leased Premises to the New Premises, based upon Tenant's submission of paid receipts, and (b) Landlord shall give Tenant reasonable notice prior to Tenant's move into the New Premises, and such move shall be made during evenings, weekends, or otherwise so as to incur the least inconvenience to Tenant. Tenant shall surrender and vacate the Leased Premises in such ninety (90) days after notice from Landlord, in the condition and as required under Article 23, and any failure to do so shall be subject to Article 24.

21. LANDLORD'S RIGHT TO CURE

        If Landlord shall fail to perform any obligation under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after notice thereof by Tenant (provided, if the nature of Landlord's failure is such that more time is reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure within such period and thereafter diligently seeks to cure such failure to completion). If Landlord shall default and fail to cure as provided herein, Tenant shall have such rights and remedies as may be available to Tenant under applicable Laws, subject to the other provisions of this Lease; provided, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off, or abate Rent, or terminate this Lease, and Tenant hereby expressly waives the benefit of any Law to the contrary.

22. INDEMNIFICATION

        Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, demands, losses, penalties, fines, fees, charges, assessments, liabilities, damages, judgments, orders, decrees, actions, administrative or other proceedings, costs and expenses (including court costs, attorneys' fees, and expert witness fees), including consequential damages, and any diminution in value or loss or interference with the transfer, use or enjoyment of the Leased Premises, the Property or other property or business or affecting title thereto, howsoever caused, which directly or indirectly relate to or result wholly or in part from, or are alleged to relate to or arise wholly or in part from: (i) any violation or breach of this Lease or applicable Law by any Tenant Parties, (ii) damage, loss or injury to persons, property or business occurring in, about or from the Leased Premises, (iii) damage, loss or injury to persons, property or business directly or indirectly arising out of any Tenant Party's use of the Leased Premises or Property, or out of any other act or omission of any Tenant Parties, except and to the extent caused by the gross negligence or willful misconduct of Landlord. For purposes of this provision, "Tenant Parties" shall mean Tenant, any other occupant of the Leased Premises and any of their respective agents, contractors, employees, invitees, Transferees and contractors. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the undertaking herein shall apply to claims in connection with or arising out of any Tenant's Work as described in Article 9, the installation, maintenance, use or removal of any Lines as described in Article 29, the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release, discharge, spill or leak of any Hazardous Material as described in Article 30, and violations of Tenant's responsibilities respecting the Disabilities Acts as described in Article 31 (whether or not any of such matters shall have been theretofore approved by Landlord).

23. RETURN OF POSSESSION

        At the expiration or earlier termination of this Lease or Tenant's right of possession of the Leased Premises, Tenant shall vacate and surrender possession of the entire Leased Premises in the condition required under Article 8 and the Rules and Regulations, ordinary wear and tear excepted, shall surrender all keys and key cards, and any parking transmitters, stickers or cards, to Landlord, and shall remove all personal property and office and trade fixtures that may be readily removed without damage to the Leased Premises or Property. All improvements, fixtures and other items, including ceiling light fixtures, HVAC equipment, plumbing fixtures, hot water heaters, fire suppression and sprinkler systems, "Lines" under Article 29, interior stairs, wall coverings, carpeting and other flooring, blinds, drapes and window treatments, in or serving the Leased Premises, whether installed by Tenant or Landlord, shall be Landlord's property and shall remain upon the Leased Premises, all without compensation, allowance or credit to Tenant, unless Landlord elects otherwise with respect to Tenant's Work as provided herein. If, prior to such termination or within three (3) months thereafter in the case of a termination following a Default by Tenant, Landlord so directs by notice, Tenant shall promptly remove such of the foregoing items that constitute Tenant's Work and that are designated in such notice and shall restore the Leased Premises to the condition prior to the installation of such Tenant's Work items in a good and workmanlike manner; provided, Landlord shall not require removal of customary office improvements installed pursuant to this Lease to the extent that Tenant seeks, and Landlord grants, a written waiver of such removal requirement in connection with Landlord's approval of such Tenant's Work. If Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Leased Premises required hereunder, Landlord may do so and Tenant shall pay Landlord's charges therefor upon demand. All property removed from the Leased Premises by Landlord pursuant to any provisions of this Lease or any Law may be handled or stored by Landlord at Tenant's expense, and Landlord shall in no event be responsible for the value preservation or safekeeping thereof. All property not removed from the Leased Premises or retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or Tenant's right to possession, shall at Landlord's option be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same. Tenant hereby waives any statutory notices to vacate or quit the Leased Premises upon expiration of this Lease.

24. HOLDING OVER

        Tenant shall pay Landlord one hundred fifty per cent (150%) of the amount of Rent then applicable, prorated on a per diem basis, for each day Tenant shall fail to vacate or surrender possession of the Leased Premises or any part thereof after expiration or earlier termination of this Lease or Tenant's right of possession, together with all damages (direct and consequential) sustained by Landlord on account thereof. Tenant shall pay such amounts on demand, and, in the absence of demand, monthly in advance. The foregoing provisions, and Landlord's acceptance of any such amounts, shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain a tenant-at-sufferance bound to comply with all provisions of this Lease until Tenant properly vacates the Leased Premises, and shall be subject to the provisions of Article 23). Landlord shall have the right, at any time after expiration or earlier termination of this Lease or Tenant's right to possession, to reenter and possess the Leased Premises and remove all property and persons therefrom and Landlord shall have such other remedies for holdover as may be available to Landlord under other provisions of this Lease or applicable Laws.

25. NOTICES

        Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto or to the Leased Premises or the Property, shall be in writing and shall not be effective for any purpose unless the same shall be served personally or by a reputable, national overnight courier service that requires a written receipt (e.g., Federal Express), or United States certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth in Article 1, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of any earlier date evidenced by a receipt from such national air courier service or the United States Postal Service) or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

26. REAL ESTATE BROKERS

        Tenant represents that Tenant has dealt only with the Broker, if any, designated in Article 1 (whose commission, if any, shall be paid by Landlord to such Broker pursuant to separate agreement heretofore entered into by Landlord and such Broker) as broker, agent or finder in connection with this Lease, and agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys' fees) arising from any claims or demands of any other broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Lease.

27. NO WAIVER

        No provision of this Lease will be deemed waived by either party unless expressly waived in writing and signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and the consent or approval respecting any action by either party shall not constitute a waiver of the requirement for obtaining Landlord's consent or approval respecting any subsequent action. Acceptance of Rent by Landlord directly or through any agent or lock-box arrangement shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease (and Landlord reserves the right to return or refund any untimely payments if necessary to preserve Landlord's remedies). No acceptance of a lesser amount of Rent shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from, or providing directory listings or services for, any Person other than Tenant shall not constitute a waiver of Landlord's right to approve any Transfer. No delivery to, or acceptance by, Landlord or its agents or employees of keys, nor any other act or omission of Tenant or Landlord or their agents or employees, shall be deemed a surrender, or acceptance of a surrender, of the Leased Premises or a termination of this Lease, unless stated expressly in writing by Landlord.

28. SAFETY AND SECURITY DEVICES, SERVICES AND PROGRAMS

        The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime, may not, under any circumstances, deter crime or prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety or security device, service or program may not be effective at all, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant's personal property and interests. Tenant shall obtain insurance coverage against such losses resulting and criminal acts, as may be further described in Article 10. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

29. TELECOMMUNICATION LINES

        29.1    Telecommunication Lines.    Subject to Landlord's continuing right of supervision and approval, and the other provisions hereof, Tenant shall separately obtain, install and pay for any and all communications and data transmission services for the Leased Premises. In connection therewith, Tenant may: (i) install telecommunication lines ("Lines") connecting the Leased Premises to any terminal designated by Landlord, or (ii) use any such Lines as may currently exist and as are designated for Tenant's use in the Plans and Specifications and already connect the Leased Premises to any such terminal block. Landlord disclaims any representations, warranties or understandings concerning the existence, availability, location, capacity, design or suitability of any such terminal, any riser Lines, any main distribution frames ("MDF") for the Property, or related equipment. Tenant shall not install any equipment outside of the Leased Premises. If there is, or will be, more than one tenant on any floor, at any time, Landlord may allocate, and periodically reallocate, connections to any terminal block and MDF based on the proportion of square feet each tenant occupies on such floor, or the type of business operations or requirements of such tenants, in Landlord's reasonable discretion. Landlord may arrange for an independent contractor to review Tenant's requests for approval hereunder, monitor or supervise Tenant's installation, connection and disconnection of Lines, and provide other such services, or Landlord may provide the same. In each case, Tenant shall pay Landlord's fees and costs therefor as provided in Article 9.

        29.2    Installation.    Tenant may, at its expense, install and use Tenant's Lines and make connections and disconnections at the terminals described above, provided Tenant shall: (i) obtain Landlord's prior written approval of all aspects thereof, (ii) use an experienced and qualified contractor designated or approved in writing in advance by Landlord (whom Landlord may require to enter an access and indemnity agreement on Landlord's then standard form of agreement therefor), (iii) comply with such inside wire standards as Landlord may adopt from time to time, and all other provisions of this Lease, including Article 9 respecting Tenant's Work, and the Rules and Regulations respecting access to the wire closets, (iv) not install Lines in the same sleeve, chaseway or other enclosure in close proximity with electrical wire, and not install PVC-coated Lines under any circumstances, (v) thoroughly test any riser Lines to which Tenant intends to connect any Lines to ensure that such riser Lines are available and are not then connected to or used for telephone, data transmission or any other purpose by any other party (whether or not Landlord has previously approved such connections), and not connect to any such unavailable or connected riser Lines, and (vi) not connect any equipment to the Lines which may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, unless the Lines therefor (including riser Lines) are appropriately insulated to prevent such excessive electromagnetic fields or radiation (and such insulation shall not be provided by the use of additional unused twisted pair Lines). As a condition to permitting installation of new Lines, Landlord may require that Tenant remove any existing Lines located in or serving the Leased Premises.

        29.3    Limitation of Liability.    Unless due solely to Landlord's intentional misconduct or grossly negligent acts, Landlord shall have no liability of any nature with respect to the Lines or the capacity of suitability thereof, and Landlord does not warrant that the Tenant's use of the Lines will be free, from the following (collectively called "Line Problems"): (i) any eavesdropping, wire-tapping or theft of long distance access codes by unauthorized parties, (ii) any failure of terminals, Lines, the MDF or other equipment to satisfy Tenant's requirements, or (iii) any capacitance, attenuation, cross-talk or other problems with the Lines, any misdesignation of the Lines in the MDF room or wire closets, or any shortages, failures, variations, interruptions, disconnections, loss or damage caused by or in connection with the installation, maintenance, replacement, use or removal of any other Lines or equipment at the Property by or for other tenants at the Property, by any failure of the environmental conditions at or the power supply for the Property to conform to any requirements of the Lines or any other problems associated with any Lines or by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of any Rent or other charges under the Lease, or relieve Tenant from performance of Tenant's obligations under the Lease as amended herein. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems.

30. HAZARDOUS MATERIALS

        30.1    Hazardous Materials Generally Prohibited.    Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release, discharge, spill or leak any Hazardous Material, or permit Tenant's employees, agents, contractors, or other occupants of the Leased Premises to engage in such activities on or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Leased Premises of substances customarily and lawfully used in the business which Tenant is permitted to conduct in the Leased Premises under this Lease, but only as an incidental and minor part of such business, and provided: (i) such substances shall be properly labeled, contained, used and stored only in small quantities reasonably necessary for such permitted use of the Leased Premises and the ordinary course of Tenant's business therein, strictly in accordance with applicable Laws, highest prevailing standards, and the manufacturers' instructions therefor, and as Landlord shall reasonably require, (ii) Tenant shall provide Landlord with ten (10) days advance notice and current Material Safety Data Sheets ("MSDSs") therefor, and Landlord reserves the right to prohibit or limit such substances in each such instance, (iii) such substances shall not be disposed of, released, discharged or permitted to spill or leak in or about the Leased Premises or the Property (and under no circumstances shall any Hazardous Material be disposed of within the drains or plumbing facilities in or serving the Leased Premises or Property or in any other public or private drain or sewer, regardless of quantity or concentration), (iv) if any applicable Law or Landlord's trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant's expense for such disposal in approved containers directly with a qualified and licensed disposal company at a lawful disposal site, (v) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease, and (vi) for purposes of removal and disposal of any such substances, Tenant shall be named as the owner, operator and generator, shall obtain a waste generator identification number, and shall execute all permit applications, manifests, waste characterization documents and any other required forms.

        30.2    Notifications and Records.    Tenant shall promptly notify Landlord of: (i) any inspection, enforcement, cleanup or other regulatory action taken or threatened by any regulatory authority with respect to any Hazardous Material on or from the Leased Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any Person relating to any loss or injury claimed to have resulted from any Hazardous Material on or from the Leased Premises, (iii) any release, discharge, spill, leak, disposal or transportation of any Hazardous Material on or from the Leased Premises in violation of this Article, and any damage, loss or injury to persons, property or business resulting or claimed to have resulted therefrom, and (iv) any matters where Tenant is required by Law to give a notice to any regulatory authority respecting any Hazardous Materials on or from the Leased Premises. Landlord shall have the right (but not the obligation) to notify regulatory authorities concerning actual and claimed violations of this Article. Tenant shall immediately upon written request from time to time provide Landlord with copies of all MSDSs, permits, approvals, memos, reports, correspondence, complaints, demands, claims, subpoenas, requests, remediation and cleanup plans, and all papers of any kind filed with or by any regulatory authority and any other books, records or items pertaining to Hazardous Materials that are subject to the provisions of this Article (collectively referred to herein as "Tenant's Hazardous Materials Records").

        30.3    Clean Up Responsibility.    If any Hazardous Material is released, discharged or disposed of, or permitted to spill or leak, in violation of the foregoing provisions, Tenant shall promptly and properly clean up and remove the Hazardous Materials from the Leased Premises, Property, and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord) in compliance with applicable Laws and then prevailing industry practices and standards, at Tenant's expense (without limiting Landlord's other remedies therefor). Such clean up and removal work ("Tenant Remedial Work") shall be considered Tenant's Work under Article 9 and subject to the provisions thereof, including Landlord's prior written approval (except in emergencies), and any testing, investigation, feasibility and impact studies, and the preparation and implementation of any remedial action plan required by any court or regulatory authority having jurisdiction or reasonably required by Landlord. In connection therewith, Tenant shall provide documentation evidencing that all Tenant Remedial Work or other action required hereunder has been properly and lawfully completed (including a certificate addressed to Landlord from an environmental consultant reasonably acceptable to Landlord, in such detail and form as Landlord may reasonably require). If any Hazardous Material is released, discharged, disposed of, or permitted to spill or leak on or about the Property and is not caused by Tenant or other occupants of the Leased Premises, or their agents, employees, Transferees, or contractors, such release, discharge, disposal, spill or leak shall be deemed casualty damage under Article 11 to the extent that the Leased Premises and Tenant's use thereof is affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under this Lease.

        30.4    Hazardous Material Defined.    The term "Hazardous Material" for purposes hereof shall include, but not be limited to: (i) any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas, device, form of energy, material or waste or component thereof, (ii) petroleum-based products, diesel fuel, paints, solvents, lead, radioactive materials, cyanide, biohazards, infectious or medical waste and "sharps", printing inks, acids, DDT, pesticides, ammonia compounds, and any other items which now or subsequently are found to have an adverse effect on the environment or the health and safety of persons or animals or the presence of which require investigation or remediation under any Law or governmental policy, and (iii) any item defined as a "hazardous substance", "hazardous material", "hazardous waste", "regulated substance" or "toxic substance" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., Clean Water Act, 33 U.S.C. §1251, et seq., Safe Drinking Water Act, 14 U.S.C. §300f, et seq., Toxic Substances Control Act, 15 U.S.C. §2601, et seq., Atomic Energy Act of 1954, 42 U.S.C. §2014 et seq., the New Jersey Industrial Site Recovery Act, (N.J.S.A. 13:1K-6, et seq.) ("ISRA"), the New Jersey Spill Control Act (N.J.S.A. 13:10-1, et seq. and 58:10-23.11 et seq.), the Toxic Substance Control Act (15 U.S.C. 2601, et seq., the Emergency Planning Community Right to Know Act (42 U.S.C. 11001, et seq.), the New Jersey Brownfield and Contaminated Site Remediation Act, Senate Bill No. 39, enacted January 1998, the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the New Jersey Underground Storage of Hazardous Substances Act (N.J.S.A. 58:10A-21, et seq.), the New Jersey Water Pollution Control Act (N.J.S.A. 58:10A-1, et seq.), and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time.

        30.5    Fees, Taxes, Fines and Remedies.    Tenant shall pay, prior to delinquency, any and all fees, taxes (including excise taxes), penalties and fines arising from or based on Tenant's activities involving Hazardous Material on or about the Leased Premises or Property, and shall not allow such obligations to become a lien or charge against the Property or Landlord. If Tenant violates any provision of this Article with respect to any Hazardous Materials, Landlord may: (i) require that Tenant immediately remove all Hazardous Materials from the Leased Premises and discontinue using, storing and handling Hazardous Materials in the Leased Premises, and/or (ii) pursue such other remedies as may be available to Landlord under this Lease or applicable Law.

31. DISABILITIES ACTS

        The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.) and regulations and guidelines promulgated thereunder ("ADA"), and any similarly motivated state and local Laws ("Local Barriers Acts"), as the same may be amended and supplemented from time to time (collectively referred to herein as the "Disabilities Acts") establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Leased Premises or Property depending on, among other things: (i) whether Tenant's business is deemed a "public accommodation" or "commercial facility", (ii) whether such requirements are "readily achievable", and (iii) whether a given alteration affects a "primary function area" or triggers "path of travel" requirements. Landlord shall perform any required ADA Title III and related Local Barriers Acts compliance in the common areas and in constructing the Leased Premises. Tenant shall perform any required ADA Title III and related Local Barriers Acts compliance in the Leased Premises, excluding compliance in connection with the initial construction of the Leased Premises. Following such initial construction, Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III and related Local Barriers Acts "path of travel" and other requirements triggered by any public accommodation or other use of, or alterations in, the Leased Premises. Tenant shall be responsible for ADA Title I and related Local Barriers Acts requirements relating to Tenant's employees, and Landlord shall be responsible for ADA Title I and related Local Barriers Acts requirements relating to Landlord's employees.

32. MISCELLANEOUS

        32.1    No Offer.    The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord (nor an option or reservation for the Leased Premises), but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of seven (7) days after delivery to Landlord. During such period and in reliance on the foregoing, Landlord may, at Landlord's option, deposit any Security Deposit and Rent, proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Leased Premises, but such acts shall not be deemed an acceptance of Tenant's offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant.

        32.2    Captions and Interpretation.    The captions of the Articles and Sections of this Lease, and any computer highlighting of changes from earlier drafts, are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation. Tenant acknowledges that it has read this Lease and that it has had the opportunity to confer with counsel in negotiating this Lease; accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms. The neuter shall include the masculine and feminine, and the singular shall include the plural. The term "including" shall be interpreted to mean "including, but not limited to."

        32.3    Survival of Provisions.    All obligations (including indemnity, Rent and other payment obligations) or rights of either party arising during or attributable to the period prior to expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

        32.4    Severability.    If any term or provision of this Lease or portion thereof shall be found invalid, void, illegal, or unenforceable generally or with respect to any particular party, by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions or the remaining portion thereof, or its enforceability with respect to any other party.

        32.5    Failure to Commence.    If the Commencement Date is delayed in accordance with Article 3 for more than one hundred eighty (180) days, Landlord may declare this Lease terminated by notice to Tenant, and if the Commencement Date is so delayed for more than one (1) year, this Lease shall thereupon be deemed terminated without further action by either party.

        32.6    Recording.    Neither this Lease nor any memorandum of lease or short form lease shall be recorded in any public land records.

        32.7    Light, Air and Other Interests.    This Lease does not grant any legal rights to "light and air" outside the Leased Premises nor any particular view visible from the Leased Premises, nor any easements, licenses or other interests unless expressly contained in this Lease.

        32.8    Authority.    If Tenant is any form of corporation, partnership, limited liability company or partnership, association or other organization, Tenant and all Persons signing for Tenant below hereby represent that this Lease has been fully authorized and no further approvals are required, and Tenant is duly organized, in good standing and legally qualified to do business in the Leased Premises (and has any required certificates, licenses, permits and other such items).

        32.9    Partnership Tenant.    If Tenant is a partnership, all current and new general partners shall be jointly and severally liable for all obligations of Tenant hereunder and as this Lease may hereafter be modified, whether such obligations accrue before or after admission of future partners or after any partners die or leave the partnership. Tenant shall cause each new partner to sign and deliver to Landlord written confirmation of such liability, in form and content satisfactory to Landlord, but failure to do so shall not avoid such liability.

        32.10    Financial Statements.    Tenant shall, within ten (10) days after requested from time to time, deliver to Landlord financial statements (including balance sheets and income/expense statements) for Tenant's then most recent full and partial fiscal year preceding such request, certified by an independent certified public accountant or Tenant's chief financial officer, in form reasonably satisfactory to Landlord.

        32.11    Successors and Assigns; Transfer of Property and Security Deposit.    Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties' respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to Article 13 respecting Transfers and Article 18 respecting rights of Lenders. Subject to Article 18, if Landlord shall convey or transfer the Property or any portion thereof in which the Leased Premises are contained to another party, such party shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed all of Landlord's obligations under this Lease accruing during such party's ownership, including the return of any Security Deposit (provided Landlord shall have turned over such Security Deposit to such party), and Landlord shall be free of all such obligations accruing from and after the date of conveyance or transfer.

        32.12    Limitation of Landlord's Liability.    Tenant agrees to look solely to Landlord's interest in the Property for the enforcement of any judgment, award, order or other remedy under or in connection with this Lease or any related agreement, instrument or document or for any other matter whatsoever relating thereto or to the Property or Leased Premises. Under no circumstances shall any present or future, direct or indirect, principals or investors, general or limited partners, officers, directors, shareholders, trustees, beneficiaries, participants, advisors, managers, employees, agents or affiliates of Landlord, or of any of the other foregoing parties, or any of their heirs, successors or assigns have any liability for any of the foregoing matters.

        32.13    Confidentiality.    Tenant shall keep the content and all copies of this Lease, related documents or amendments now or hereafter entered, and all proposals, materials, information and matters relating thereto strictly confidential, and shall not disclose, disseminate or distribute any of the same, or permit the same to occur, except to the extent reasonably required for proper business purposes by Tenant's employees, attorneys, insurers, auditors, lenders and Transferees (and Tenant shall obligate any such parties to whom disclosure is permitted to honor the confidentiality provisions hereof), and except as may be required by Law or court proceedings.

        32.14    Counterparts.    This Lease may be executed in separate counterparts, all of which, when executed and delivered by the parties, shall constitute one and the same Lease.

        32.15    Entire Agreement.    This Lease, together with the Riders, Exhibits and other documents listed in Article 1 or otherwise referred to herein (which collectively are hereby incorporated where referred to herein and made a part hereof as though fully set forth), contain all the terms and provisions between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect, except any such contemporaneous agreement specifically referring to and modifying this Lease, signed by both parties. Without limitation as to the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord's leasing agents and field personnel are only authorized to show the Leased Premises and negotiate terms and conditions for leases subject to Landlord's final approval, and are not authorized to make any agreements, representations, understandings or obligations, binding upon

Landlord, respecting the condition of the Leased Premises or Property, suitability of the same for Tenant's business, the current or future amount of Taxes or Expenses or any component thereof, the amount of rent or other terms applicable under other leases at the Property, whether Landlord is furnishing the same utilities or services to other tenants at all, on the same level or on the same basis, or any other matter, and no such agreements, representations, understandings or obligations not expressly contained herein or in such contemporaneous agreement shall be of any force or effect. EXCEPT FOR LANDLORD'S REPRESENTATIONS AND WARRANTIES EXPRESSED HEREIN, TENANT HAS RELIED ON TENANT'S INSPECTIONS AND DUE DILIGENCE IN ENTERING THIS LEASE, AND NOT ON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE HABITABILITY, CONDITION OR SUITABILITY OF THE PREMISES OR PROPERTY FOR ANY PARTICULAR PURPOSE OR ANY OTHER MATTER NOT EXPRESSLY CONTAINED HEREIN. Neither this Lease, nor any Riders or Exhibits referred to above may be modified, except in writing signed by both parties.

33. ADDITIONAL DEFINITIONS

        As used in this Lease, the following terms shall have the following meanings:

          (A)  "Business Day" shall mean any day other than a Saturday, a Sunday, or a federal holiday recognized by the Federal Reserve Bank of New York.

          (B)  "Default Rate" shall mean eighteen percent (18%) per annum, or, if such rate is usurious, the highest rate permitted by applicable Law.

          (C)  "Expenses" shall mean all expenses, costs and amounts (other than Taxes) of every kind and nature relating to the ownership, management, repair, maintenance, replacement, insurance and operation of the Property, including any amounts paid for: (i) utilities for the Property, including electricity (which may be charged to Expenses at the then current general service or small user rate or other such rate of the utility company providing electric service which is higher than the rate Landlord pays to the utility company, to the extent permitted by Law, e.g. in the case where Landlord provides such electricity through a substation at the Property), power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating, (ii) permits, licenses, inspections, warrants and certificates necessary to operate, manage and lease the Property, (iii) costs of complying with Laws, including any refrigerant gas retrofitting and compliance with the Disabilities Acts (as described in Article 31), (iv) insurance applicable to the Property, not limited to that required under this Lease, and which may include earthquake, boiler, rent loss, workers' compensation and employers' liability, builders' risk, automobile and other coverages, including a reasonable allocation of costs under any blanket policies, (v) supplies, materials, tools, equipment, uniforms, and vehicles used in the operation, repair, maintenance, security, and other services for the Property, including rental, installment purchase and financing agreements therefor and interest thereunder, and any sales, use, value-added or other taxes on supplies or services for the Property, (vi) accounting, legal, inspection, consulting, concierge, alarm monitoring, landscaping, janitorial, trash removal, snow and ice removal, pest control and other services, (vii) management company fees, (viii) wages, salaries and other compensation and benefits (including health, life and disability insurance, savings, retirement and pension programs, and the fair value of any parking privileges, including those provided through collective bargaining agreements) for any manager and other personnel or parties engaged in the operation, repair, maintenance, or other services for the Property, and employer's FICA contributions, unemployment taxes or insurance, any other taxes which may be levied on such wages, salaries, compensation and benefits, and data or payroll processing expenses relating thereto (if the manager or other personnel handle other properties, the foregoing expenses shall be allocated appropriately between the Property and such other properties), (ix) payments pursuant to any easement, cross or reciprocal easement, operating agreement, tunnel agreement, development or parking rights agreement, declaration, covenant, or other agreement or instrument pertaining to the payment for or sharing costs of common areas or other matters, (x) parking surcharges or fees that may result from any environmental or other Law or guideline, (xi) the costs of operating and maintaining any on-site office at the Property or an adjoining property (such costs to be appropriately allocated between the Property and any such adjoining property served by such office), including the fair rental value thereof, telephone charges, postage, stationery and photocopying expenses, and telephone directory listings, (xii) the costs and expenses associated with all repairs, maintenance and service agreements on equipment, including without limitation alarm service, heating, air conditioning, ventilating, roof repair, electrical, elevator (where applicable) and window cleaning and maintenance, and the costs and expenses incurred in the maintenance and repair of the Property heating, air-conditioning, ventilating, plumbing, electrical and elevator (where applicable) systems of the Property and the costs of labor, material, supplies, and equipment used in connection with all of the aforesaid, and (xiii) operation, maintenance, repair, installation, replacement, inspection, testing, painting, decorating and cleaning of the Property, and any items located off-site but installed for the benefit of the Property, including: (a) Property identification and pylon signs, directional signs, traffic signals and markers, flagpoles and canopies, (b) sidewalks, curbs, stairways, parking structures, lots, loading and service areas and driveways, (c) storm and sanitary drainage systems, including disposal plants, lift stations and detention ponds and basins, (d) irrigation systems, (e) elevators, escalators, "Lines" under Article 29, and other Systems and Equipment, (f) interior and exterior flowers and landscaping, and (g) all other portions, facilities, features and amenities of the Property, including common area fixtures, equipment and other items therein or thereon, floors, floor coverings, corridors, ceilings, foundations, walls, wall coverings, restrooms, lobbies, trash compactors, doors, locks and hardware, windows, gutters, downspouts, roof flashings and roofs. The foregoing provision is for definitional purposes only and shall not be construed to impose any obligation upon Landlord to incur such expenses. Landlord may retain independent contractors (or affiliated contractors at market rates) to provide any services or perform any work, in which case the costs thereof shall be deemed Expenses. Expenses shall not, however, include:

            (1)   costs relating to non-office Rentable Areas of the Property to the extent that Landlord deducts such Rentable Areas in determining Tenant's Share of Expenses under Article 4; and costs relating solely to any parking garage for the Property (such as utilities, attendants, cashiers, scavenger and janitorial services), except to the extent that Landlord elects to credit parking revenues, if any, derived from such garage against Expenses;

            (2)   depreciation, interest and amortization on any Mortgages and other debt costs or ground lease payments (except interest on the cost of capital expenditures to the extent permitted below, and ground lease payments for Taxes and Expenses); legal fees in connection with leasing; real estate brokers' leasing commissions; improvements or alterations to tenant spaces; the cost of providing any service directly to, and paid directly by, any tenant; costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (excluding payments by tenants for Taxes and Expenses); and

            (3)   capital expenditures, except those: (i) made primarily to reduce Expenses, or to comply with Laws or insurance requirements imposed after the Property was constructed, or (ii) for replacements or upgrades of nonstructural items located in the common areas of the Property required to keep such areas in first class condition. To the extent that any such permitted capital expenditure exceeds $5,000, such excess shall be amortized for purposes of this Lease over the shorter of: (x) the period during which the reasonably estimated savings in Expenses equals the expenditure, (y) the shortest period over which Landlord may depreciate such item under the Federal Tax Code then in effect, or (z) the useful life of the item, but in no event more than ten (10) years; provided, Landlord may elect any longer period in

    Landlord's discretion. In each such case, Landlord may include interest on the unamortized amount at the prevailing loan rate available to Landlord when the cost was incurred. Expenses shall include any remaining amortization of such permitted capital expenditures made prior to the date of this Lease.

          (D)  "Holidays" shall mean all federal holidays, and holidays observed by the national banks in the state where the Property is located, including New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and to the extent utilities or services at the Property are provided by union members, such other holidays as may be observed by such unions.

          (E)  "Landlord" shall mean only the Landlord from time to time, and the Landlord's successors and assigns, except for purposes of any provisions defending, indemnifying and holding Landlord harmless hereunder, "Landlord" shall include past, present and future Landlords and their respective partners, beneficiaries, trustees, officers, directors, employees, shareholders, principals, agents, affiliates, successors and assigns.

          (F)  "Law" or "Laws" shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are considered binding precedents in the state in which the Property is located, and decisions of federal courts applying the Laws of such state at the time in question. This Lease shall be interpreted and governed by the Laws of the state in which the Property is located.

          (G)  "Lease Year" shall mean each consecutive twelve (12) calendar month period, beginning with the Commencement Date, provided that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall commence the first day of the first month following the Commencement Date, and shall include the days between (and including) the Commencement Date and first day of the first month thereafter.

          (H)  "Lender" shall mean the holder of any Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessor (and the term "ground lease" although not separately capitalized is intended throughout this Lease to include any superior or master lease).

          (I)   "Mortgage" shall mean all mortgages, deeds of trust, ground leases, synthetic leases, sale-leasebacks and other such encumbrances now or hereafter placed upon the Property or Building, or any part thereof, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.

          (J)   "Person" shall mean an individual, trust, partnership, limited liability company, joint venture, association, corporation, governmental body and any other entity.

          (K)  "Leased Premises" shall include the area within the Building identified in Article 1 and Exhibit A. Possession of areas necessary for utilities, services, safety and operation of the Property, including the Systems and Equipment, fire stairways, perimeter walls, air shafts, telephone and electric closets, space between the finished ceiling of the Leased Premises and the slab of the floor or roof of the Property thereabove, and the use thereof together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Leased Premises in locations that will not materially interfere with Tenant's use of the Leased Premises, are hereby excepted and reserved by Landlord, and not demised to Tenant.

          (L)  "Property" shall include the Building, and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, air rights, development rights, parking rights, skywalks, underground passageways, parking garages and lots, and any and all other rights, structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, apparatus, Systems and Equipment, furniture and other personal property located thereon or therein and used in connection therewith.

          (M) "Rent" shall have the meaning specified therefor in Article 4.

          (N)  "Systems and Equipment" shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply light, heat, ventilation, air conditioning or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, or fire/life/safety systems or equipment, or any elevators, escalators or other mechanical, electrical, electronic, computer or other systems or equipment for the Property, except to the extent that any of the same serves particular tenants exclusively (and "systems and equipment" without capitalization may refer to such of the foregoing items serving particular tenants exclusively).

          (O)  "Taxes" shall mean all amounts (unless required by Landlord to be paid under Article 14) for federal, state, county, or local governmental, special district, improvement district, municipal or other political subdivision taxes, fees, levies, assessments, charges or other impositions of every kind and nature in connection with the ownership, leasing and operation of the Property, whether foreseen or unforeseen, general, special, ordinary or extraordinary (including real estate and ad valorem taxes, general and special assessments, interest on special assessments paid in installments, transit taxes, water and sewer rents, license and business license fees, use or occupancy taxes, taxes based upon the receipt of rent including gross receipts or sales taxes applicable to the receipt of rent or service or value added taxes, special service district taxes and assessments, personal property taxes, taxes on fees for property management services, and taxes or charges for fire protection, streets, sidewalks, road maintenance, refuse or other services). If the method of taxation of real estate prevailing at the date of this Lease shall be, or has been, altered so as to cause the whole or any part of the Taxes now, hereafter or heretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital stock levy or otherwise, or on or measured by the rents, income or gross receipts received therefrom, then such new or altered taxes attributable to the Property shall be included within the term "Taxes," except that the same shall not include any portion of such tax attributable to other income of Landlord not relating to the Property. "Taxes" include increases in Taxes as a result of increases in the assessment and the valuation of the Property (whether based on a sale, change in ownership or refinancing of the Property or otherwise), increases in tax rates, reduction or elimination of any rollbacks or other deductions available under current law, scheduled reductions of any tax abatement, as a result of the elimination, invalidity or withdrawal of any tax abatement, or for any other cause whatsoever. If Taxes are reduced by, or credited with, any abatement or exemption issued by a taxing authority to help finance or reimburse Landlord for costs incurred to comply with Laws or otherwise, Taxes hereunder shall be computed without regard to such abatement or exemption (Tenant hereby acknowledging that Landlord, having incurred such costs, is solely entitled to such abatement or exemption), except to the extent that Landlord includes such costs in Expenses under this Lease. Notwithstanding the foregoing, there shall be excluded from Taxes all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Property).

          (P)   "Tenant" shall be applicable to one or more Persons as the case may be, the singular shall include the plural, and if there be more than one Tenant, the obligations thereof shall be joint and several. When used in the lower case, "tenant" shall mean any other tenant, subtenant or occupant of the Property (or, at Landlord's option, of the Property).

          (Q)  "Tenant's Share" of Taxes and Expenses shall be the percentage set forth in Article 1, but if the Rentable Area of the Leased Premises or Property shall change, Tenant's Share shall thereupon become the Rentable Area of the Leased Premises divided by the Rentable Area of the Building or, as applicable, the Property, excluding any parking facilities, subject at all times to adjustment under Article 4. Tenant acknowledges that the "Rentable Area of the Leased Premises" under this Lease includes the usable area, without deduction for columns or projections, multiplied by a load or conversion factor, to reflect a share of certain areas, which may include lobbies, corridors, mechanical, utility, janitorial, boiler and service rooms and closets, restrooms, and other public, common and service areas. Except as provided expressly to the contrary herein, the "Rentable Area of the Property" shall include all Rentable Area of all space leased or available for lease at the Property, which Landlord may reasonably re-determine from time to time, to reflect re-configurations, additions or modifications to the Property.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties have executed this Lease as of the date first set forth above.

LANDLORD:
WINDSOR LIMITED PARTNERSHIP OF NJ, a New Jersey limited partnership
By:	GH WINDSOR, INC., a New Jersey corporation, its sole general partner
By:	/s/ Rand A. Ginsburg
	Name:	Rand A. Ginsburg
	Title:	Assistant Secretary
TENANT:
EPOCRATES, INC., a California corporation
By:	/s/ John S. Owens
	Name:	John S. Owens
	Title:	VP Human Resources

EXHIBIT "A"

LEASED PREMISES

1st FLOOR PLAN, BLDG, 400

[FLOOR PLAN]

[logo]

Architecture
Planning
Interiors

Thomas E. Hall
& Associates, Inc.

[Illegible]

[logo]

GMH Capital Partners
[Illegible]

WINDSOR CORPORATE PARK, Building 400, First Floor

Job No: 2009.27
Drawing:

  Current Tenant Plan

Drawn By: MKZ

Date:          4/18/06

Scale:          AS NOTED

SHEET NO.

        400 SF-1

EXHIBIT "B"

CONFIRMATION OF COMMENCEMENT DATE AND EXPIRATION DATE

        THIS CONFIRMATION OF COMMENCEMENT DATE AND EXPIRATION DATE is made as of the        day of                ,        , between WINDSOR LIMITED PARTNERSHIP OF NJ, a New Jersey limited partnership, having an office at 10 Campus Boulevard, Newtown Square, PA 19073 ("Landlord") and                        , a                                        , having its principal offices at                                     ("Tenant").

        WITNESSETH

        WHEREAS, Landlord and Tenant entered into a written Lease Agreement dated as of                        ,         ("Lease"), for Suite            in the building known as         Windsor Corporate Park and located in East Windsor, New Jersey (capitalized terms used but not defined herein shall have the meanings assigned to them in the Lease);

        WHEREAS, Article 3 of the Lease provides that Landlord and Tenant shall execute a confirmation of the actual Commencement Date and Expiration Date of the Term when such dates have been determined;

        NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree that notwithstanding the provisions of Article 1 or any other provisions of the Lease to the contrary, the Commencement Date is                        ,        , and the Expiration Date is                        .

        Tenant acknowledges that it is in possession of the Leased Premises; and the Lease is in full force and effect.

        Except as specifically modified hereby, all of the provisions of the Lease are hereby ratified and confirmed to be in full force and effect.

        IN WITNESS WHEREOF, this CONFIRMATION OF COMMENCEMENT DATE AND EXPIRATION DATE has been executed as of the day and year first above written.

WINDSOR LIMITED PARTNERSHIP OF NJ, a New Jersey limited partnership
By:	GH WINDSOR, INC., a New Jersey corporation, its sole general partner
By:
Name:
Title:
[TENANT]
By:
Name:
Title:

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EXHIBIT "C"

RULES AND REGULATIONS

        (1)    Access to Property.    On Saturdays, Sundays and Holidays, and on other days between the hours of 6:00 P.M. and 8:00 A.M. the following day, or as Landlord shall determine from time to time, access to and within the Property and/or to the passageways, lobbies, entrances, exits, loading areas, corridors, elevators or stairways and other areas in the Property may be restricted and access gained by use of a key to the outside doors of the Property, or pursuant to such security procedures Landlord may from time to time impose. Landlord shall in all cases retain the right to control and prevent access to such areas by Persons engaged in activities which are illegal or violate these Rules, or whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Property and its tenants (and Landlord shall have no liability in damages for such actions taken in good faith). No Tenant and no employee or invitee of Tenant shall enter areas reserved for the exclusive use of Landlord, its employees or invitees or other Persons. Tenant shall keep doors to corridors and lobbies closed except when persons are entering or leaving.

        (2)    Signs.    Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside the Leased Premises, or on any part of the inside of the Leased Premises which can be seen from the outside of the Leased Premises, without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material, and with professional designers, fabricators and installers as may be first approved or designated by Landlord in writing. Landlord shall prescribe the suite number and identification sign for the Leased Premises (which shall be prepared and installed by Landlord, at Tenant's expense). Landlord reserves the right, without notice to Tenant, to remove at Tenant's expense all matter not so installed or approved.

        (3)    Window and Door Treatments.    Tenant shall not place anything or allow anything to be placed in the Leased Premises near the glass of any door, partition, wall or window which may be unsightly from outside the Leased Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls. Blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices, shall not be placed in or about the outside windows or doors in the Leased Premises except to the extent, if any, that the design, character, shape, color, material and make thereof is first approved or designated by the Landlord. Tenant shall not install or remove any solar tint film from the windows.

        (4)    Walls and Floors.    Tenant shall use carpet protectors for all desk chairs. Tenant shall not install linoleum, tile, carpet, wall-paper or other floor or wall covering which is affixed to prevent easy removal, without Landlord's express written approval in each case (notwithstanding anything to the contrary contained in this Lease). Tenant shall not mark, drive nails into, or screw or drill into, any walls, partitions, woodwork or plaster, or in any other way deface the Leased Premises or any part thereof.

        (5)    Lighting and General Appearance of Leased Premises.    Landlord reserves the right to designate and/or approve in writing all internal lighting that may be visible from the public, common or exterior areas. The design, arrangement, style, color, character, quality and general appearance of the portion of the Leased Premises visible from public, common and exterior areas, and contents of such portion of the Leased Premises, including furniture, fixtures, signs, art work, wall coverings, carpet and decorations, and all changes, additions and replacements thereto shall at all times have a neat, professional, attractive, first class office appearance.

        (6)    Property Tradename, Likeness, Trademarks.    Tenant shall not in any manner use the name of the Property for any purpose, or use any tradenames or trademarks used by Landlord, any other tenant, or its affiliates, or any picture or likeness of the Property for any purpose other than that of the business address of Tenant, in any letterheads, envelopes, circulars, notices, advertisements, containers, wrapping or other material.

        (7)    Deliveries and Removals.    Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Property only at times and in the manner designated by Landlord, and always at the Tenant's sole responsibility and risk. Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Property, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Landlord may impose reasonable requirements for the use of freight elevators and loading areas. Any hand-carts used at the Property shall have rubber wheels and sideguards, and no other material handling equipment may be brought upon the Property without Landlord's prior written approval.

        (8)    Outside Vendors.    Tenant shall not obtain for use upon the Leased Premises ice, drinking water, vending machine, towel, janitor or other services, except from Persons designated or approved by Landlord. Any Person engaged by Tenant to provide any other services shall be subject to scheduling and direction by the manager or security personnel of the Property. Vendors must use freight elevators and service entrances.

        (9)    Overloading Floors; Vaults.    Tenant shall not overload any floor or part thereof in the Leased Premises, or Property, including any public corridors or elevators therein bringing in or removing any large or heavy articles, and Landlord may prohibit, or direct and control the location and size of, safes and all other heavy articles and require at Tenant's expense supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

        (10)    Locks and Keys.    Tenant shall use such standard key system designated by Landlord on all keyed doors to and within the Leased Premises, excluding any permitted vaults or safes (but Landlord's designation shall not be deemed a representation of adequacy to prevent unlawful entry or criminal acts, and Tenant shall maintain such additional insurance as Tenant deems advisable for such events). Tenant shall not attach or permit to be attached additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. If more than two keys for one lock are desired, Landlord will provide them upon payment of Landlord's reasonable charges. For each 300 rentable square feet of space in the Leased Premises, Landlord shall provide Tenant with a maximum of ten (10) keys. Landlord shall also provide Tenant with one (1) key or one (1) card key to the main entrance door governing access to the Building. In the event of loss of any card keys or keys furnished by Landlord, or if Tenant desires additional card keys or keys, Tenant shall pay Landlord's reasonable charges therefor and shall post a reasonable deposit with Landlord therefor. The term "key" shall include mechanical, electronic or other keys, cards and passes.

        (11)    Utility Closets and Connections.    Landlord reserves the right to control access to and use of, and monitor and supervise any work in or affecting, the "wire" or telephone, electrical, plumbing or other utility closets, the Systems and Equipment, and any changes, connections, new installations, and wiring work relating thereto (or Landlord may engage or designate an independent contractor to provide such services). Tenant shall obtain Landlord's prior written consent for any such access, use and work in each instance, and shall comply with such requirements as Landlord may impose, and the other provisions of Article 6 respecting electric installations and connections, Article 29 respecting telephone Lines and connections, and Article 9 respecting Work in general. Tenant shall have no right to use any broom closets, storage closets, janitorial closets, or other such closets, rooms and areas whatsoever. Tenant shall not install in or for the Leased Premises any equipment which requires more electric current than Landlord is required to provide under this Lease, without Landlord's prior written approval, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in and for the Leased Premises, taking into account the capacity of electric wiring in the Property and the Leased Premises and the needs of tenants of the Property, and shall not in any event connect a greater load than such safe capacity.

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        (12)    Plumbing Equipment.    The toilet rooms, urinals, wash bowls, drains, sewers and other plumbing fixtures, equipment and lines shall not be misused or used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein.

        (13)    Trash.    All garbage, refuse, trash and other waste shall be kept in the kind of container, placed in the areas, and prepared for collection in the manner and at the times and places specified by Landlord, subject to Article 30 respecting Hazardous Materials. Landlord reserves the right to require that Tenant participate in any recycling program designated by Landlord.

        (14)    Alcohol, Drugs, Food and Smoking.    Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules. Tenant shall not at any time manufacture, sell, use or give away, any spirituous, fermented, intoxicating or alcoholic liquors on the Leased Premises, nor permit any of the same to occur. Tenant shall not at any time cook, sell, purchase or give away, food in any form by or to any of Tenant's agents or employees or any other parties on the Leased Premises, nor permit any of the same to occur (other than in microwave ovens and coffee makers properly maintained in good and safe working order and repair in lunch rooms or kitchens for employees as may be permitted or installed by Landlord, which does not violate any Laws or bother or annoy any other tenant). Tenant and its employees shall not smoke tobacco on any part of the Property (including exterior areas) except those areas, if any, that are designated or approved as smoking areas by Landlord.

        (15)    Use of Common Areas; No Soliciting.    Tenant shall not use the common areas, including areas adjacent to the Leased Premises, for any purpose other than ingress and egress, and any such use thereof shall be subject to the other provisions of this Lease, including these Rules. Without limiting the generality of the foregoing, Tenant shall not allow anything to remain in any passageway, sidewalk, court, corridor, stairway, entrance, exit, elevator, parking or shipping area, or other area outside the Leased Premises. Tenant shall not use the common areas to canvass, solicit business or information from, or distribute any article or material to, other tenants or invitees of the Property. Tenant shall not make any room-to-room canvass to solicit business or information or to distribute any article or material to or from other tenants of the Property and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premise unless ordinarily embraced within the Tenant's use of the Leased Premises expressly permitted in the Lease.

        (16)    Energy and Utility Conservation.    Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate fully with Landlord to assure the most effective and energy efficient operation of the Property and shall not allow the adjustment (except by Landlord's authorized Property personnel) of any controls. Tenant shall not obstruct, alter or impair the efficient operation of the Systems and Equipment, and shall not place any item so as to interfere with air flow. Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord's consent. If reasonably requested by Landlord (and as a condition to claiming any deficiency in the air-conditioning or ventilation services provided by Landlord), Tenant shall close any blinds or drapes in the Leased Premises to prevent or minimize direct sunlight.

        (17)    Unattended Leased Premises.    Before leaving the Leased Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Leased Premises and shut off all lights and water faucets in the Leased Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes).

        (18)    Going-Out-Of-Business Sales and Auctions.    Tenant shall not use, or permit any other party to use, the Leased Premises for any distress, fire, bankruptcy, close-out, "lost our lease" or

3

going-out-of-business sale or auction. Tenant shall not display any signs advertising the foregoing anywhere in or about the Leased Premises. This prohibition shall also apply to Tenant's creditors.

        (19)    Labor Harmony.    Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment, or labor and employment practices that, in Landlord's good faith judgment, may cause strikes, picketing or boycotts or disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Property.

        (20)    Prohibited Activities.    Tenant shall not: (i) use strobe or flashing lights in or on the Leased Premises, (ii) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning equipment in or about the Leased Premises, (iii) use the Leased Premises for housing, lodging or sleeping purposes or for the washing of clothes, (iv) place any radio or television antennae other than inside of the Leased Premises, (v) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Leased Premises, (vi) use any source of power other than electricity, (vii) operate any electrical or other device from which may emanate electrical, electromagnetic, x-ray, magnetic resonance, energy, microwave, radiation or other waves or fields which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Property or elsewhere, or impair or interfere with computers, faxes or telecommunication lines or equipment at the Property or elsewhere, or create a health hazard, (viii) bring or permit any bicycle or other vehicle, or dog (except in the company of a blind person or except where specifically permitted) or other animal or bird in the Property, (ix) make or permit objectionable noise, vibration or odor to emanate from the Leased Premises, (x) do anything in or about the Leased Premises or Property that is illegal, immoral, obscene, pornographic, or anything that may in Landlord's good faith opinion create or maintain a nuisance, cause physical damage to the Leased Premises or Property, interfere with the normal operation of the Systems and Equipment, impair the appearance, character or reputation of the Leased Premises or Property, create waste to the Leased Premises or Property, cause demonstrations, protests, loitering, bomb threats or other events that may require evacuation of the Building, (xi) advertise or engage in any activities which violate the spirit or letter of any code of ethics or licensing requirements of any professional or business organization, (xii) throw or permit to be thrown or dropped any article from any window or other opening in the Property, (xiii) use the Leased Premises for any purpose, or permit upon the Leased Premises or Property anything, that may be dangerous to persons or property (including firearms or other weapons (whether or not licensed or used by security guards) or any explosive or combustible articles or materials) (xiv) place vending or game machines in the Leased Premises, except vending machines for employees, (xv) adversely affect the indoor air quality of the Leased Premises or Property, or (xvi) do or permit anything to be done upon the Leased Premises or Property in any way tending to disturb, bother, annoy or interfere with Landlord or any other tenant at the Property or the tenants of neighboring property, or otherwise disrupt orderly and quiet use and occupancy of the Property. Without limiting the generality of the foregoing, Tenant shall not have or use the following equipment in or about the Leased Premises: (1) x-ray equipment, (2) electrical arc welding devices, (3) electrical equipment for the repair of radio transmitters as a business, (4) radar, (5) pulse generators, (6) displays utilizing neon or strobe lighting, (7) citizens band radios, and amateur or other radios, walky-talkies or other communication devices, if such use would interfere with the operation of any radio station or any other equipment or communication devices at or near the Property.

        (21)    Transportation Management.    Tenant shall comply with all present or future programs intended to manage parking, transportation or traffic in and around the Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Leased Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips

4

generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Property or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

            (i)  Parking shall be available in areas designated by Landlord from time to time. Parking for Tenant and its employees and visitors shall be on a "first come, first served," unassigned basis, in common with Landlord and other tenants at the Property, and their employees and visitors, and other Persons to whom Landlord shall grant the right or who shall otherwise have the right to use the same. However, in no event shall Tenant and Tenant's employees and visitors use more spaces than the number derived by applying Tenant's Share (as defined in the Lease) to the total number of unassigned spaces in the area or areas designated by Landlord from time to time to serve the Leased Premises. In addition, Landlord reserves the right to: (x) adopt additional requirements or procedures pertaining to parking, including systems with charges favoring carpooling, and validation systems, (y) assign specific spaces, and reserve spaces for small and other size cars, disabled persons, and other tenants, customers of tenants or other parties, and (z) restrict or prohibit full size vans and other large vehicles. The parking facilities are currently designed to accommodate approximately five (5) parking spaces for every 1,000 square feet of office space at the Property.

           (ii)  In case of any violation of these rules, Landlord may also refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Property without liability whatsoever, at such violator's risk and expense. Landlord reserves the right to close all or a portion of the parking areas or facilities in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement or guideline, termination or modification of any lease or other agreement by which Landlord obtained parking rights, or any other reason beyond Landlord's reasonable control.

          (iii)  Hours shall be reasonably established by Landlord or its parking operator from time to time; cars must be parked entirely within the stall lines, and only small or other qualifying cars may be parked in areas reserved for such cars; all directional signs, arrows and speed limits must be observed; spaces reserved for disabled persons must be used only by vehicles properly designated; washing, waxing, cleaning or servicing of any vehicle is prohibited; every parker is required to park and lock his own car; parking is prohibited in areas: (a) not striped or designated for parking, (b) aisles, (c) where "no parking" signs are posted, (d) on ramps, and (e) loading areas and other specially designated areas. Delivery trucks and vehicles shall use only those areas designated therefor.

          (iv)  There shall be no overnight parking at the Property, and at the end of each day Tenant shall, and shall cause its personal and visitors to, remove their automobiles from the parking garages, structures, facilities and areas at or serving the Property. If any automobile owned by Tenant or by its personnel or visitors remains in any such parking garage, structure, facility or area overnight and the same interferes with the cleaning or maintenance thereof (snow or otherwise), any costs or liabilities incurred by Landlord in removing said automobile to effectuate cleaning or maintenance, or any damages resulting to said automobile or to Landlord's equipment or equipment owned by others by reason of the presence of or removal of said automobile during such cleaning or maintenance shall be paid by Tenant to Landlord, as additional rent on the rent payment date next following the submission of a bill therefor.

           (v)  Parking stickers, key cards or any other devices or forms of identification or entry shall remain the property of Landlord. Such devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be

5

  obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void. Loss or theft of parking identification, key cards or other such devices must be reported to Landlord or any garage manager immediately. Any parking devices reported lost or stolen which are found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by Tenant or its employees must be reported to Landlord or the office of the garage immediately.

        (22)    Fire Drills.    Tenant shall cooperate with Landlord in connection with, and shall participate in (including all of Tenant's employees and invitees who are in the Leased Premises at the time of any fire drill), fire drills for the Building that are organized by or on behalf of Landlord from time to time. Landlord shall give Tenant reasonable advance notice of each fire drill.

        (23)    Responsibility for Compliance.    Tenant shall be responsible for ensuring compliance with these Rules, as they may be amended, by Tenant's employees and as applicable, by Tenant's agents, invitees, contractors, subcontractors, and suppliers. Tenant shall cooperate with any reasonable program or requests by Landlord to monitor and enforce the Rules, including providing vehicle numbers and taking appropriate action against such of the foregoing parties who violate these provisions.

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EXHIBIT "D"

WINDSOR CORPORATE PARK
EAST WINDSOR TOWNSHIP, NEW JERSEY
SPECIFICATION FOR STANDARD TENANT WORK ALLOWANCES
FOR LEASED OFFICE AREA

        Unless otherwise expressly stated herein, whenever a choice of manufacturer or product is indicated, the choice shall be made by Landlord and whenever Landlord may choose "or equal" the equal shall be subject to Tenant's approval which shall not be unreasonably withheld.

A.    PARTITIONS

  Interior Office:

        Partitions will be 3 5/8" (or 2 1/2") metal studs with 5/8" gypsum board on each side erected from finished floor to the underside of the suspended ceiling in quantity not to exceed 12.5 lineal feet of partitions per 400 square feet of rentable area.

  Demising:

        Partitions will be 3 5/8" (or 2 1/2") metal studs with 5/8" fire-rated gypsum board on each side and will be sound insulated, erected from finished floor to the underside of floor above in a quantity not to exceed 50% of the partition separating the tenant premises from other tenant areas and 100% of the partitions separating tenant premises from building corridors.

B.    DOORS & FINISH HARDWARE

        Solid core, stain grade, mahogany doors and rolled steel door frames with brushed chrome hardware.

  Entry/Exit Doors:

        A single 3'x8'x1 3/4" entry door will be provided. Each door will be fire rated and equipped with lever style lock set, closer, silencers and (2) pairs of hinges.

  Interior Office Doors

        3'x 7'x1 3/4" doors will be provided in a quantity not to exceed one door for each 400 rentable square feet of leased tenant space. Each door will be equipped with a lever type latchset, wall mounted door stops, silencers and (2) pairs of hinges.

C.    PAINTING

        All building standard partitions surfaces and door frames will be painted with (2) coats of standard pre-mixed pastel tones.

D.    CARPET AND BASE

        All leased office floor area shall be glue down carpet, 30 oz. Cut pile or 26 oz. Level loop carpet in color as selected by the tenant from samples provided by landlord. 4" vinyl cove base shall be installed at all vertical faces in selected color.

E.    CEILING

        A 2'x 4' 5/8" tegular edge, Armstrong second look or equal lay-in acoustical tile ceiling with exposed "T" suspension system will be installed in all rentable and common area.

F.     ELECTRICAL

  Lights:

        Building standard fixtures shall be 2'x4' lay-in, parabolic lenses at an allowance of one fixture per (80) square feet of rentable area.

  Switches:

        Wall switches shall be single pole, quiet toggle type with brushed stainless steel cover plates in quantity of one per building standard door opening or not exceed (1) per 150 square feet.

  Receptacles:

        Standard 120V receptacles will be provided at an allowance of one (1) per 12 linft of office partition face. One (1) GFI outlet and one (1) Copier outlet will be provide.

  Telephone/Data:

        Tenant shall coordinate and pay for the installation of all telephone/data receptacles required within the demised premises. Work to be performed at time convenient with landlord's work.

G.    FIRE PROTECTION SYSTEM

        The buildings are equipped with an automatic sprinkler system utilizing semi-recessed heads.

H.    HEATING, VENTILATIONS AND AIR CONDITIONING

        An allowance of $3.50 per rentable square foot to pay for VAV boxes, flex duct, distribution, controls, diffusers, and grills. No supplemental A/C is included.

I.     FLOOR LOADS

        The building consists of structural steel framing with metal decking and concrete slab designed to accommodate a live load of 80 pounds per square feet and a partition load of 20 pounds per square feet.

J.     WINDOW COVERING

        Building standard narrow slant horizontal polished aluminum or building standard color venetian blinds, will provided at all exterior windows.

2

EXHIBIT "E"

PLANS AND SPECIFICATIONS

[FLOOR PLAN]

EPOCRATES

3,161 USF
3,667 RSF

TEH ARCHITECTS
240 Conestoga Rd.
Wayne, PA 19087
610-293-9900
April 14, 2006

2 - 135 SF. OFFICE
14 - 7 × 8 WORKSTATIONS

16 - TOTAL STAFF CAPACITY

SCHEDULE 3.4

EARLY TERMINATION FEE CALCULATION

EARLY TERMINATION FEE CALCULATOR
Tenant: Epocrates

Key Assumptions

TI/SF:	$36.00	Free Rent	$4.33	Term:	60

LC/SF	$7.96	SF:	3,667	Interest:	10.00%

	Begin Balance	Payment	Interest	Principal	End Balance	Bal × SF
1	$48.30	$1.02	$0.40	$0.62	$47.68	174,845
2	$47.68	$1.02	$0.40	$0.62	$47.06	172,570
3	$47.06	$1.02	$0.39	$0.63	$46.43	170,276
4	$46.43	$1.02	$0.39	$0.63	$45.80	167,964
5	$45.80	$1.02	$0.38	$0.64	$45.17	165,632
6	$45.17	$1.02	$0.38	$0.64	$44.53	163,280
7	$44.53	$1.02	$0.37	$0.65	$43.88	160,909
8	$43.88	$1.02	$0.37	$0.65	$43.23	158,518
9	$43.23	$1.02	$0.36	$0.66	$42.57	156,107
10	$42.57	$1.02	$0.35	$0.66	$41.91	153,676
11	$41.91	$1.02	$0.35	$0.67	$41.24	151,225
12	$41.24	$1.02	$0.34	$0.67	$40.57	148,754
13	$40.57	$1.02	$0.34	$0.68	$39.89	146,262
14	$39.89	$1.02	$0.33	$0.69	$39.20	143,749
15	$39.20	$1.02	$0.33	$0.69	$38.51	141,215
16	$38.51	$1.02	$0.32	$0.70	$37.81	138,660
17	$37.81	$1.02	$0.32	$0.70	$37.11	136,084
18	$37.11	$1.02	$0.31	$0.71	$36.40	133,486
19	$36.40	$1.02	$0.30	$0.71	$35.69	130,866
20	$35.69	$1.02	$0.30	$0.72	$34.97	128,225
21	$34.97	$1.02	$0.29	$0.73	$34.24	125,562
22	$34.24	$1.02	$0.29	$0.73	$33.51	122,877
23	$33.51	$1.02	$0.28	$0.74	$32.77	120,169
24	$32.77	$1.02	$0.27	$0.74	$32.03	117,438
25	$32.03	$1.02	$0.27	$0.75	$31.27	114,685
26	$31.27	$1.02	$0.26	$0.76	$30.52	111,909
27	$30.52	$1.02	$0.25	$0.76	$29.75	109,110
28	$29.75	$1.02	$0.25	$0.77	$28.98	106,288
29	$28.98	$1.02	$0.24	$0.78	$28.21	103,441
30	$28.21	$1.02	$0.24	$0.78	$27.43	100,572
31	$27.43	$1.02	$0.23	$0.79	$26.64	97,678
32	$26.64	$1.02	$0.22	$0.80	$25.84	94,760
33	$25.84	$1.02	$0.22	$0.80	$25.04	91,818
34	$25.04	$1.02	$0.21	$0.81	$24.23	88,852
35	$24.23	$1.02	$0.20	$0.82	$23.41	85,860
36	$23.41	$1.02	$0.20	$0.82	$22.59	82,844
37	$22.59	$1.02	$0.19	$0.83	$21.76	79,803
38	$21.76	$1.02	$0.18	$0.84	$20.93	76,736
39	$20.93	$1.02	$0.17	$0.84	$20.08	73,643
40	$20.08	$1.02	$0.17	$0.85	$19.23	70,525

	Begin Balance	Payment	Interest	Principal	End Balance	Bal × SF
41	$19.23	$1.02	$0.16	$0.86	$18.38	67,381
42	$18.38	$1.02	$0.15	$0.86	$17.51	64,211
43	$17.51	$1.02	$0.15	$0.87	$16.64	61,014
44	$16.64	$1.02	$0.14	$0.88	$15.76	57,791
45	$15.76	$1.02	$0.13	$0.89	$14.87	54,541
46	$14.87	$1.02	$0.12	$0.89	$13.98	51,264
47	$13.98	$1.02	$0.12	$0.90	$13.08	47,959
48	$13.08	$1.02	$0.11	$0.91	$12.17	44,627
49	$12.17	$1.02	$0.10	$0.92	$11.25	41,267
50	$11.25	$1.02	$0.09	$0.92	$10.33	37,879
51	$10.33	$1.02	$0.09	$0.93	$9.40	34,463
52	$9.40	$1.02	$0.08	$0.94	$8.46	31,018
53	$8.46	$1.02	$0.07	$0.95	$7.51	27,545
54	$7.51	$1.02	$0.06	$0.96	$6.56	24,043
55	$6.56	$1.02	$0.05	$0.96	$5.59	20,512
56	$5.59	$1.02	$0.05	$0.97	$4.62	16,951
57	$4.62	$1.02	$0.04	$0.98	$3.64	13,360
58	$3.64	$1.02	$0.03	$0.99	$2.66	9,740
59	$2.66	$1.02	$0.02	$1.00	$1.66	6,089
60	$1.66	$1.02	$0.01	$1.00	$0.66	2,408

61	$0.66	$1.02	$0.01	$1.01	($0.36)	(1,304)

LC Calculation

	Rent Rate	SF	Ann. Rent	LC Rate	LC
1	$26.00	3,667	$95,342	7.00%	$6,674
2	$26.50	3,667	$97,176	7.00%	$6,802
3	$27.00	3,667	$99,009	7.00%	$6,931
4	$27.50	3,667	$100,843	7.00%	$7,059
5	$28.00	3,667	$102,676	7.00%	$7,187
6	$28.50	3,667	$104,510	7.00%	$1,219
7		—	$—	0.00%	$—
8		—	$—	0.00%	$—
9		—	$—	0.00%	$—
10		—	$—	0.00%	$—
	Deduct Free Rent		—	0.00%	$—

	TOTAL				$29,198

Value of Free Rent:

		Annual	Monthly	Total
$26.00	3,667	$95,342	$7,945	$15,890

First Amendment to Lease Agreement

        THIS FIRST AMENDMENT TO LEASE AGREEMENT ("Amendment") is made as of this 21st day of November 2007, between Windsor Acquisitions, LLC, a New Jersey limited liability company, successor in interest to Windsor Limited Partnership of NJ, as "Landlord" and EPOCRATES, INC., a California Corporation, as "Tenant."

Background

        A.    Landlord's predecessor in interest and Tenant entered into a certain lease agreement dated June 6, 2006 ("Lease Agreement"). By virtue of the Lease Agreement, the Tenant is in possession of approximately 3,667 square feet, the "Leased Premises" located in the building known as Building 400, within a complex of buildings and property known as "Windsor Corporate Park" located at 50 Millstone Road, East Windsor, New Jersey, all as more particularly described in the Lease Agreement.

        B.    Landlord and Tenant hereby agree to amend their Lease Agreement (i) to lease additional space, (ii) extend the term of the Lease Agreement, (iii) adjust the Annual Base Rent payable by Tenant under the Lease Agreement, and (iv) modify and amend the Lease Agreement as otherwise set forth in this Amendment.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions herein set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

  1.
  To the extent not modified herein, all terms and conditions of the Lease Agreement shall remain in full force and effect and shall continue to govern this tenancy during the Term as amended by this Amendment.

  2.
  Landlord and Tenant agree that as of the Modified Space Commencement Date, the Leased Premises shall be approximately 11,286 square feet located on the first floor in Building 400, as shown on Exhibit "A." The Leased Premises shall be comprised of approximately 3,667 square feet (the "Initial Space") and approximately 7,619 square feet (the "Additional Space"). The Initial Space and Additional Space shall collectively be known as the Modified Space.

MODIFIED SPACE COMMENCEMENT DATE

  3.
  The Modified Space Commencement Date shall be on or about February 1, 2008 or the date that the Landlord's Work is Substantially Complete, as the term is defined in Section 5.4 of the Lease, subject to Article 3.2 of the Lease. Landlord shall send a notice to Tenant conclusively establishing the Modified Space Commencement Date.

  4.
  The Lease Term is hereby extended effective as of the Modified Space Commencement Date. The extended Lease Term shall commence on the Modified Space Commencement Date and end on the day immediately preceding the fifth anniversary of the Modified Space Commencement Date, unless sooner terminated in accordance with the terms and conditions of this Lease.

BASE RENT

  5.
  Until the Modified Space Commencement Date, the Base Rent and Additional Rent for the Initial Space shall be as stated in the Lease Agreement.

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  6.
  Commencing as of the Modified Space Commencement Date, the Base Rent Schedule for the Modified Space shall be as follows:

Period	Rate	Annual Base Rent	Monthly Base Rent
Year 1	$27.50/s.f.	$310,365.00	$25,863.75
Year 2	$28.00/s.f.	$316,008.00	$26,334.00
Year 3	$28.50/s.f.	$321,651.00	$26,804.25
Year 4	$29.00/s.f.	$327,294.00	$27,274.50
Year 5	$29.50/s.f.	$332,937.00	$27,744.75

BASE YEAR ADDITIONAL SPACE

  7.
  The Base Year for Taxes for the Additional Space is 2008. Tenant shall be responsible for all escalations over the Base Year.

  8.
  The Base Year for Operating Expenses for the Additional Space is 2008. Tenant shall be responsible for all escalations over the Base Year.

TENANT'S SHARE

  9.
  As of the Modified Space Commencement Date, the Tenant's Share of Taxes shall be 3.93% subject to Articles 4 and 33.

  10.
  As of the Modified Space Commencement Date, the Tenant's Share of Operating Expenses shall be 19.43% subject to Articles 4 and 33.

LANDLORD'S WORK

  11.
  Landlord's Construction.    At Landlord's expense, Landlord agrees to make certain changes to the Initial Space and construct the Additional Space in accordance with the annexed plan (the "Landlord's Work") as set forth on Exhibit "B" attached hereto. If a change to Landlord's Work requested by Tenant increases the cost estimate to construct Landlord's Work, the Landlord, may in its discretion, require Tenant to pay Landlord the entire amount of the excess, in a lump sum (sum amount being referred to herein as the "Estimated Excess Payment") as a condition to Landlord's obligation to commence performing any of the changed requested by Tenant to be performed under this paragraph.

  12.
  Estimated Excess Payment.    Tenant shall pay Landlord the entire amount of the Estimated Excess Payment, in a lump sum, within five (5) days after Landlord's billing therefor.

  13.
  Reimbursement.    In the event of any Default (as defined in Section 15.1 of the Lease Agreement) by Tenant, Tenant shall pay to Landlord, upon demand, as additional Rent hereunder, the full unamortized amounts (based on straight line amortization over five (5) years) of the cost of Landlord's Work, as computed by Landlord.

TENANT'S WORK

  14.
  At Tenant's expense, Tenant shall be responsible for all furniture, phone/data wiring or any other equipment associated and/or specific to Tenant's operations. Tenant shall have access to the Leased Premises prior to the Modified Space Commencement Date for wiring and furniture installation.

2

ASSIGNMENT and SUBLETTING

  15.
  Article 13.1(ii) is amended to reflect that the Tenant may either sublet the entire Leased Premises or the Initial Space in its entirety or the Additional Space in its entirety. All other terms and conditions of Article 13 remain in full force and effect.

MISCELLANEOUS

  16.
  Article 3.1 (B) is amended to reflect that the Renewal Option shall apply to the Modified Leased Premises only. The expiration date for the Term is the day immediately preceding the fifth anniversary of the Modified Space Commencement Date.

  17.
  Article 3.4 of the Lease Agreement entitled "Early Termination" is hereby deleted and of no force and effect.

  18.
  Article 6.2 is amended to reflect that currently, the rate for overtime HVAC usage is $60.00 per hour per unit, This rate is subject to change.

  19.
  The Security Deposit shall be increased from $24,000 to $64,000. Tenant shall pay $40,000 to Landlord upon signing this First Amendment of Lease Agreement. Tenant shall have the right convert the cash Security Deposit to an evergreen Letter of Credit, upon such terms as Landlord may require. In the event the Security Deposit is converted from cash to a Letter of Credit, the Landlord shall be permitted to apply the first $24,000.00 to the Rent and Additional Rent that is due or shall come due. In that event, the Letter of Credit amount shall be $64,000.00 and the Landlord and Tenant shall enter into a Second Amendment to Lease Agreement memorializing Landlord's terms and conditions for the Letter of Credit and the manner of applying the Security Deposit within ten (10) days of Landlord's written request.

  20.
  Brokers:    Tenant represents and warrants that Tenant has not dealt with any broker, agent, finder or other person in connection with this First Amendment of Lease Agreement other than Newmark Knight Frank and Triad Properties, LLC, Landlord shall be responsible for a brokerage commission for this First Amendment of Lease Agreement pursuant to a separate brokerage commission agreement executed by Landlord. Landlord will pay Landlord's exclusive broker Newmark Knight Frank pursuant to a separate agreement. Tenant agrees to defend and hold the Landlord harmless from and against any and all claims, lawsuits, liabilities, damages and costs, including but not limited to counsel fees and costs asserted by or incurred by Landlord by reason of any breach of this warranty.

  21.
  Landlord's notice address is changed to:

      Windsor Acquisitions, LLC
      c/o R. Berman Development Co., LLC
      Windsor Corporate Park
      50 Millstone Road, Bldg. 100, Suite 140
      East Windsor, New Jersey 08520

  22.
  This Amendment may be executed by the parties hereto in separate counterparts, all of which when delivered, shall together constitute one and the same instrument, Signatures by facsimile shall be binding.

  23.
  Tenant has supplied Landlord with certain financial information and certifies its accuracy as set forth on Exhibit C.

  24.
  All capitalized terms not defined herein shall have the meanings ascribed for them in the Lease Agreement.

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        IN WITNESS WHEREOF, the parties hereunto voluntarily and with full knowledge as to the meaning hereof, have executed this Amendment.

Attest/Witness
Windsor Acquisitions, LLC, Landlord a New Jersey limited liability company
	By:	EDINMILL, INC., a New Jersey Corporation, Managing Member
	By:	/s/ Stephen H. Cowen
EPOCRATES, INC., Tenant
	By:	/s/ Kirk Loevner
Name: Kirk Loevner
Title: Chairman and CEO

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Exhibit A

Diagram Leased Premises/Work Letter

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Exhibit A

[FLOOR PLAN]

WINDSOR CORPORATE PARK, Building 400, First Floor

Epocrates

        All materials in the new expansion space will be the similar to the materials and finishes in the existing Epocrates suite including carpet, lighting and ceiling.

A.    PARTITIONS

  •
  New standard partitions shall be 3 5/8" (or 2 1/2") metal studs with 5/8" gypsum board on each side, erected from finished floor to the underside of the suspended ceiling.

  •
  New partitions around large conference rooms and I.T. server rooms shall have acoustic batt insulation within the wall cavity, which shall be constructed similar to new standard partitions.

  •
  Standard width sidelights will be installed, one each on the six existing offices and four within the conference room. Size/placement relative to door will be similar to existing tenant suite.

B.    DOORS & FINISH HARDWARE

  •
  All new doors shall be solid core stain grade doors hung in rolled steel hollow metal frames with building standard hardware to match existing office doors. Door sizes shall be 3'x7'x1 3/4".

  •
  Existing tenant suite entry doors shall be provided with security board or plate, so latch cannot be accessed. On double door, one door will have edge bolts securing door to frame and floor.

C.    PAINTING

  •
  All wall partitions and door frames shall be painted with two (2) coats of standard pre-mixed pastel tones. Tenant shall select paint color or indicate that expansion suite is to match existing suite paint colors.

D.    CARPET AND BASE

  •
  All leased office floor area shall be glue-down building standard carpet. 4" vinyl cove base shall be installed at all vertical faces in selected color. Tenant shall select carpet and wall base colors from building standard options or indicate that expansion suite is to match (or as close as possible) the existing suite finish colors and patterns.

E.    CEILING

  •
  Armstrong (or equal) "second look" 2'x 4'x 5/8" lay-in acoustical ceiling tile with tegular edge and exposed "T" suspension grid system installed in all rentable tenant areas.

F.     ELECTRICAL

  •
  Lighting:    Standard fixtures shall be 2'x4' lay-in fluorescent troffers with parabolic louvers.

  •
  Switches:    Wall switches shall be single pole, quiet toggle type with cover plates in quantity of one per building standard door opening.

  •
  Receptacles:    Standard 120V receptacles will be provided.

  •
  Landlord will provide electrical drops for tenant provided connection to landscape furniture.

  •
  Telephone/Data:    Tenant shall coordinate and pay for the installation of all telephone/data receptacles required within the demised premises. Work to be performed at time convenient with landlord's work. Junction boxes for Tele/Data devices shall be provided by landlord.

H.    HEATING, VENTILATIONS AND AIR CONDITIONING

  •
  As designed and laid out by the installer.

        Conference Room:    Electrical receptacles and a tele/data chase will be installed under the Conference Table semi flush with floor

        Note:    Phase 2 work will commence immediately upon the occupancy of the expansion suite.

        Exclusions:    Tele/Data Wiring, Furniture and Security Systems are the responsibility of the tenant.

Exhibit B

CERTIFICATION

  •
  11 Quarter Trended Financial Information 2005, 2006, 3/31/07, 6/30/07 and 9/30/07.

  •
  Summary Balance Sheet 2003, 2004, 2005, 2006, 3/31/07, 6/30/07 and 9/30/07.

  •
  Cash Flow Data 2004, 2005, 2006, 3/31/07, 6/30/07 and 9/30/07.

I hereby certify that the statements provided, as outlined above, are true and correct to the best of my knowledge.

EPOCRATES, INC., Tenant
/s/ Kirk Loevner
By: Kirk Loevner
Date: 11/19/07

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EXHIBIT "B"

CONFIRMATION OF COMMENCEMENT DATE AND EXPIRATION DATE

        This Confirmation of Commencement Date and Expiration Date is made as of the 11th day of January, 2008, between Windsor Acquisitions, L.L.C., a New Jersey limited liability company, with an address at 50 Millstone Road, Building 100, Suite 140, East Windsor, NJ 08520-1419 ("Landlord") and Epocrates, Inc., a California corporation, with an address at 50 Millstone Road, Building 400, Suite 100, East Windsor, New Jersey 08520 ("Tenant").

WITNESSETH

        WHEREAS by Lease Agreement dated June 6, 2006 (the "Initial Lease"), Landlord's predecessor in interest leased to Tenant 3,667 rentable square feet in Building 400 (the "Initial Space") located in the Windsor Corporate Park, as more particularly described in the Initial Lease;

        By First Amendment to Lease Agreement dated November 21, 2007 (the "First Amendment"), Landlord leased and agreed to lease to Tenant 7,619 rentable square feet of additional space in Building 400 (the "Additional Space") whereas the definition of the Leased Premises shall be collectively called the Modified Space (the "Modified Space"), which consists of an aggregate of 11,286 rentable square feet;

        WHEREAS, Article 3 of the Lease provides that Landlord and Tenant shall execute a confirmation of the actual Commencement Date and Expiration Date of the Term when such dates have been determined;

        NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree that notwithstanding the provisions of Article 1 or any other provisions of the Lease to the contrary, the Commencement Date for the Modified Space in Building 400 is January 2, 2008 and the Expiration Date is December 31, 2012.

        Tenant acknowledges that it is in possession of Modified Space in Building 400; and the Lease is in full force and effect.

        Under the First Amendment to the Lease, the Landlord was obligated to perform "Landlord's Work"; Tenant accepts the work as complete and acceptable.

        Except as specifically modified hereby, all of the provisions of the Lease are hereby ratified and confirmed to be in full force and effect.

[Signature Page Follows]

        IN WITNESS WHEREOF, this Confirmation of Commencement Date and Expiration Date has been executed as of the day and year first above written.

LANDLORD:
WINDSOR ACQUISITIONS, L.L.C. a New Jersey limited liability company
By:	EDINMILL, INC., a New Jersey Corporation Its Managing Member
By:	/s/ Stephen H. Cowen
	Name:	Stephen H. Cowen
	Title:	Vice President
TENANT:
EPOCRATES, INC. a Delaware corporation
By:	/s/ John Owens
	Name:	John Owens
	Title:	VP Human Resources

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